UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒                             Filed by a Party other than the Registrant ☐

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☒ Preliminary Proxy Statement

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☐ Definitive Proxy Statement

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☐ Soliciting Material Pursuant to § 240.14a-12

CRACKER BARREL OLD COUNTRY STORE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY COPY – SUBJECT

TO COMPLETION

Dear Shareholder:

We have enclosed with this letter the proxy statement for our 2013 Annual Meeting (the “Annual Meeting”) of shareholders of Cracker Barrel Old Country Store, Inc. (“Cracker Barrel” or the “Company”).

This year’s Annual Meeting will be held on Wednesday, November 13, 2013, at 10:00 a.m. Central Time, at our offices at 305 Hartmann Drive, Lebanon, Tennessee 37087, and you are most welcome to attend. You will find directions to the Annual Meeting on the inside back cover of the accompanying proxy statement.

At the Annual Meeting, you will have an opportunity to vote on the following proposals: (1) the election of nine directors, (2) approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in the accompanying proxy statement, (3) ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, (4) a shareholder proposal, if properly presented at the Annual Meeting and (5) an advisory vote regarding a proposal publicly made by affiliates of Biglari Holdings Inc. (“Biglari Holdings”) requesting that the Board declare and the Company pay a special cash dividend of $20.00 per share to all shareholders. Representatives from Deloitte & Touche LLP will be available at the Annual Meeting, and we will address questions that you may have.

Your vote will be especially important at the Annual Meeting. As you may be aware, an affiliate of Biglari Holdings, The Lion Fund II, L.P., and certain other affiliated entities (collectively, “Lion Fund”) have again proposed two alternative director nominees for election at the Annual Meeting: Sardar Biglari, the chairman and chief executive officer of Biglari Holdings and Philip Cooley, the vice chairman of Biglari Holdings.

We strongly urge you (1) to read the accompanying proxy statement carefully and vote FOR the nominees proposed by the Board of Directors and in accordance with the Board’s recommendations on the other proposals by using the enclosed WHITE proxy card and (2) not to return any proxy card sent to you by Lion Fund or Biglari Holdings. If you vote using a GOLD proxy card sent to you by Lion Fund or Biglari Holdings, you can subsequently revoke it by following the instructions on the WHITE proxy card to vote by telephone, by Internet or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided. Only your last-dated proxy will count—any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described in the accompanying proxy statement.

We want your vote to be represented at the Annual Meeting. For those of you who plan to visit with us in person at the Annual Meeting, we look forward to seeing you, and please have a safe trip.

Sincerely,

Sandra B. Cochran
President and Chief Executive Officer

[ ], 2013

YOUR VOTE IS IMPORTANT

Please mark, sign and date your WHITE proxy card and return it promptly in the enclosed envelope, whether or not you plan to attend the meeting. If you own shares in a brokerage account, your broker cannot vote your shares on any of the proposals, unless you provide voting instructions to your broker. THEREFORE, IT IS VERY IMPORTANT THAT YOU EXERCISE YOUR RIGHT AS A SHAREHOLDER AND VOTE ON ALL PROPOSALS.

PRELIMINARY COPY – SUBJECT

TO COMPLETION

305 Hartmann Drive

Lebanon, Tennessee 37087

Notice of Annual Meeting of Shareholders

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE OF MEETING:	November 13, 2013

TIME OF MEETING:	10:00 a.m. Central Time

PLACE OF MEETING:	305 Hartmann Drive
Lebanon, Tennessee 37087

ITEMS OF BUSINESS:	(1) to elect nine directors;

(2) to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement that accompanies this notice;

(3) to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2014 fiscal year;

(4) to consider and vote upon a shareholder proposal, if properly presented at the meeting;

(5)    to consider and vote upon an advisory vote regarding a proposal publicly made by affiliates of Biglari Holdings Inc. (“Biglari Holdings”) requesting that the Board declare and the Company pay a special cash dividend of $20.00 per share to all shareholders; and

(6) to conduct other business properly brought before the meeting.

WHO MAY VOTE/RECORD DATE:	You may vote if you were a shareholder at the close of business on September 23, 2013.

DATE OF MAILING:	This proxy statement and the form of proxy are first being mailed or provided to shareholders on or about [ ], 2013.

YOUR VOTE IS IMPORTANT. The Company cordially invites all shareholders to attend the meeting in person. Whether or not you personally plan to attend, please take a few minutes now to vote by telephone or by Internet by following the instructions on the WHITE proxy card, or to sign, date and return the enclosed WHITE proxy card in the enclosed postage-paid envelope provided. If you are a beneficial owner or you hold your shares in “street name,” please follow the voting instructions provided by your bank, broker or other nominee. Regardless of the number of Company shares you own, your presence by proxy is helpful to establish a quorum and your vote is important.

Please note that an affiliate of Biglari Holdings, The Lion Fund II, L.P., and certain other affiliated entities (collectively, “Lion Fund”) have again nominated two alternative director candidates: Sardar Biglari, the chairman and chief executive officer of Biglari Holdings, and Philip Cooley, the vice chairman of Biglari Holdings. Our Board of Directors DOES NOT endorse the election of Lion Fund’s nominees. You may receive proxy solicitation materials from Lion Fund, including its proxy statements and proxy cards. We are not responsible for the accuracy of any information provided by or relating to Lion Fund or its nominees contained in any proxy solicitation materials filed or disseminated by, or on behalf of, Lion Fund or any other statements that Lion Fund may otherwise make.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE BOARD NOMINEES USING THE ENCLOSED WHITE PROXY CARD AND URGES YOU NOT TO SIGN OR RETURN OR VOTE ANY PROXY CARD SENT TO YOU BY LION FUND OR BIGLARI HOLDINGS.

If you have previously signed a proxy card sent by Lion Fund, you have the right to change your vote by telephone or by Internet by following the instructions on the WHITE proxy card, or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided. Only the latest dated proxy card you vote will be counted. If you are a beneficial owner or you hold your shares in “street name,” please follow the voting instructions provided by your bank, broker or other nominee to change your vote. We urge you to disregard any proxy card sent to you by Lion Fund or Biglari Holdings.

By Order of our Board of Directors,

Michael J. Zylstra
Secretary

Lebanon, Tennessee

[            ], 2013

CRACKER BARREL OLD COUNTRY STORE, INC.

305 Hartmann Drive

Lebanon, Tennessee 37087

Telephone: (615) 444-5533

PROXY STATEMENT FOR 2013 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

What is this document?

This document is the proxy statement of Cracker Barrel Old Country Store, Inc. that is being furnished to shareholders in connection with our Annual Meeting of shareholders to be held on Wednesday, November 13, 2013 (the “Annual Meeting”). A form of WHITE proxy card also is being furnished with this document.

We have tried to make this document simple and easy to understand. The Securities and Exchange Commission (the “SEC”) encourages companies to use “plain English,” and we will always try to communicate with you clearly and effectively. We will refer to Cracker Barrel Old Country Store, Inc. throughout this proxy statement as “we,” “us,” the “Company” or “Cracker Barrel.”

Why am I receiving a proxy statement?

You are receiving this document because you were one of our shareholders at the close of business on September 23, 2013, the record date for our Annual Meeting. We are sending this proxy statement and the form of WHITE proxy card to you in order to solicit your proxy (i.e., your permission) to vote your shares of Cracker Barrel stock upon certain matters at the Annual Meeting. We are required by law to convene an Annual Meeting of our shareholders at which directors are elected. Because our shares are widely held, it would be impractical, if not impossible, for our shareholders to meet physically in sufficient numbers to hold a meeting. Accordingly, proxies are solicited from our shareholders. United States federal securities laws require us to send you this proxy statement and specify the information required to be contained in it.

What does it mean if I receive more than one proxy statement or WHITE proxy card?

If you receive multiple proxy statements or WHITE proxy cards, that may mean that you have more than one account with brokers or our transfer agent. Please vote all of your shares. We also recommend that you contact your broker and our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is American Stock Transfer & Trust Company (“AST”), which may be contacted at (800) 485-1883.

Since Lion Fund has proceeded with its previously announced alternative director nominations and commenced a proxy contest, we will likely conduct multiple mailings prior to the Annual Meeting date to ensure shareholders have our latest proxy information and materials to vote. We will send you a new WHITE proxy card with each mailing, regardless of whether you have previously voted. The latest dated proxy you submit will be counted, and, IF YOU WISH TO VOTE AS RECOMMENDED BY THE BOARD OF DIRECTORS then you should only submit WHITE proxy cards.

What information is available on the Internet?

This proxy statement, our Annual Report on Form 10-K and other financial documents are available free of charge at the SEC’s website, www.sec.gov. Our proxy statement and annual report to shareholders are available at the Investor Relations section of our corporate website, www.crackerbarrel.com.

Are you “householding” for shareholders sharing the same address?

Yes. The SEC’s rules regarding the delivery of proxy materials to shareholders permit us to deliver a single copy of these documents to an address shared by two or more of our shareholders. This method of delivery is called “householding,” and it can significantly reduce our printing and mailing costs. It also reduces the volume of mail you receive. This year, we are delivering only one set of proxy materials to multiple shareholders sharing an address, unless we receive instructions to the contrary from one or more of the shareholders. We will still be required, however, to send you and each other Cracker Barrel shareholder at your address an individual WHITE proxy voting card. If you would like to receive more than one set of proxy materials, we will promptly send you additional copies upon written or oral request directed to our transfer agent, AST, at toll free (800) 485-1883, or our Corporate

Secretary at Cracker Barrel Old Country Store, Inc., 305 Hartmann Drive, Lebanon, Tennessee 37087. The same phone number and address may be used to notify us that you wish to receive a separate set of proxy materials in the future, or to request delivery of a single copy of our proxy materials if you are receiving multiple copies.

Is there any other information that I should be receiving?

Yes. You should have already received a copy of our 2013 annual report to shareholders, which contains financial and other information about the Company and our most recently completed fiscal year, which ended August 2, 2013. References in this document to a year (e.g., “2013”), unless the context clearly requires otherwise, mean and will be deemed a reference to our fiscal year that ended on the Friday closest to July 31 of that year.

Who pays for the Company’s solicitation of proxies?

We will pay for the entire cost of soliciting proxies on behalf of the Company. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding the Company’s proxy materials to beneficial owners. In addition, our directors and employees may solicit proxies in person, by mail, by telephone, via the Internet, press releases or advertisements. Directors and employees will not be paid any additional compensation for soliciting proxies, but MacKenzie Partners, Inc. (“MacKenzie”), our proxy solicitor, will be paid a fee, estimated to be about $250,000, for rendering solicitation services.

MacKenzie expects that approximately 50 of its employees will assist in the solicitation. MacKenzie will solicit proxies by personal interview, mail, telephone, facsimile or email. MacKenzie will also ask brokerage houses and other custodians and nominees whether other persons are beneficial owners of our common stock.

Our aggregate expenses, including those of MacKenzie, related to our solicitation of proxies in excess of those normally spent for an Annual Meeting as a result of the proxy contest initiated by Lion Fund, and excluding salaries and wages of our regular employees, are expected to be approximately $4.0 to $4.5 million, of which the Company estimates it has incurred approximately $500,000 to date. Annex A sets forth information relating to our director nominees as well as certain of our directors, officers and employees who are considered “participants” in our solicitation under the rules of the SEC by reason of their position as directors or director nominees of the Company or because they may be soliciting proxies on our behalf.

An independent inspector of election will receive and tabulate the proxies and certify the results.

Who may attend the Annual Meeting?

The Annual Meeting is open to all of our shareholders. To attend the meeting, you will need to register upon arrival. We also may check for your name on our shareholders’ list and ask you to produce valid identification. If your shares are held in street name by your broker or bank, you should bring your most recent brokerage account statement or other evidence of your share ownership. If we cannot verify that you own Cracker Barrel shares, it is possible that you will not be admitted to the meeting.

May shareholders ask questions at the Annual Meeting?

Yes. Our officers will be available to respond to shareholder questions at the end of the meeting. In order to give a greater number of shareholders the opportunity to ask questions, we may impose certain procedural requirements, such as limiting repetitive or follow-up questions or requiring questions to be submitted in writing.

What if I have a disability?

If you are disabled and would like to participate in the Annual Meeting, we can provide reasonable assistance. Please send any request for assistance to Cracker Barrel Old Country Store, Inc., 305 Hartmann Drive, Lebanon, Tennessee 37087, Attention: Corporate Secretary, at least two weeks before the meeting.

What is Cracker Barrel Old Country Store, Inc. and where is it located?

We are the owner and operator of the Cracker Barrel Old Country Store® restaurant and retail concept. We operate over 620 Cracker Barrel stores in 42 states through a number of related operating companies. Our corporate headquarters are located at 305 Hartmann Drive, Lebanon, Tennessee 37087. Our telephone number is (615) 444-5533.

Where is Cracker Barrel Old Country Store, Inc. common stock traded?

Our common stock is traded and quoted on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “CBRL.”

Who will count the votes cast at the Annual Meeting?

The Board of Directors will appoint an independent inspector of election to serve at the Annual Meeting. The independent inspector of election for the Annual Meeting will determine the number of votes cast by holders of common stock for all matters. Preliminary voting results will be announced at the Annual Meeting, if practicable, and final results will be announced when certified by the independent inspector of election, which we expect will occur within a few business days after the date of the Annual Meeting.

How can I find the voting results of the Annual Meeting?

We will include the voting results in a Current Report on Form 8-K, which we will file with the SEC no later than four business days following the completion of the Annual Meeting. We will amend this filing to include final results if the independent inspector of election has not certified the results when the original Current Report on Form 8-K is filed.

VOTING MATTERS

What am I voting on?

You will be voting on the following matters:

•	the election of nine directors;

•	the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this proxy statement;

•	the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2014 fiscal year;

•	a shareholder proposal, if properly presented at the Annual Meeting; and

•	an advisory vote regarding a proposal publicly made by affiliates of Biglari Holdings requesting that the Board declare and the Company pay a special cash dividend of $20.00 per share to all shareholders.

Has the Company been notified that a shareholder intends to propose alternative director nominees at the Annual Meeting?

Yes. Lion Fund has again notified the Company of its proposal of two alternative director nominees, Sardar Biglari, the chairman and chief executive officer of Biglari Holdings, and Philip Cooley, the vice chairman of Biglari Holdings, for election at the Annual Meeting. Our Board of Directors unanimously recommends a vote FOR each of the Board’s nominees for director on the enclosed WHITE proxy card. Lion Fund nominees have NOT been endorsed by our Board of Directors. We are not responsible for the accuracy of any information provided by or relating to Lion Fund or its nominees contained in any proxy solicitation materials filed or disseminated by, or on behalf of, Lion Fund or Biglari Holdings or any other statements that Lion Fund, Biglari Holdings or their representatives may otherwise make.

Who is entitled to vote?

You may vote if you owned shares of our common stock at the close of business on September 23, 2013. As of September 23, 2013, there were 23,885,495 shares of our common stock outstanding.

How many votes must be present to hold the Annual Meeting?

In order to lawfully conduct the Annual Meeting, a majority of our outstanding common shares as of September 23, 2013 must be present at the meeting either in person or by proxy. This is called a quorum. Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by one of the methods described below under the question “How do I vote before the meeting?” Abstentions and “broker non-votes” (as explained below under the question “What is a ‘broker non-vote’?”) also will be counted for purposes of establishing a quorum.

How many votes do I have and can I cumulate my votes?

You have one vote for every share of our common stock that you own. Cumulative voting is not allowed.

May I vote my shares in person at the Annual Meeting?

Yes. You may vote your shares at the meeting if you attend in person, even if you previously submitted a proxy card or voted by Internet or telephone. Whether or not you plan to attend the meeting in person, however, in order to assist us in tabulating votes at the Annual Meeting, we encourage you to vote by returning your WHITE proxy card or by using the telephone or Internet.

How do I vote before the meeting?

Before the meeting, you may vote your shares in one of the following three ways by following the directions on your WHITE proxy card:

•	by completing, signing and returning the enclosed WHITE proxy card in the postage-paid envelope;

•	by using the telephone (within the United States and Canada) by calling (800) 690-6903; or

•	by using the Internet by visiting the following website: www.proxyvote.com.

Please use only one of the three ways to vote. If you hold shares in the name of a broker, your ability to vote those shares by Internet or telephone depends on the voting procedures used by your broker, as explained below under the question “How do I vote if my broker holds my shares in ‘street name’?” The Tennessee Business Corporation Act provides that a shareholder may appoint a proxy by electronic transmission, so we believe that the Internet or telephone voting procedures available to shareholders are valid and consistent with the requirements of applicable law.

How do I vote if my broker holds my shares in “street name”?

If your shares are held in a brokerage account in the name of your bank or broker (this is called “street name”), your bank or broker will send you a request for directions for voting those shares. Many (but not all) brokerage firms and banks participate in a program provided through Broadridge Financial Solutions, Inc. that offers Internet and telephone voting options.

What is a “broker non-vote”?

If you own shares through a broker in street name, you may instruct your broker how to vote your shares. A “broker non-vote” occurs when you fail to provide your broker with voting instructions at least ten days before the Annual Meeting and the broker does not have the discretionary authority to vote your shares on a particular proposal because the proposal is not a “routine” matter under applicable rules. See “How will abstentions and broker non-votes be treated?” and “Will my shares held in street name be voted if I do not provide my proxy?” below. Because Lion Fund has initiated a proxy contest, there will be no routine matters at the Annual Meeting.

How will abstentions and broker non-votes be treated?

Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present, but will not be counted as votes cast either in favor of or against a particular proposal, except in the limited circumstances outlined above.

Will my shares held in street name be voted if I do not provide my proxy?

On certain “routine” matters, brokerage firms have the discretionary authority to vote shares for which their customers do not provide voting instructions. Because Lion Fund has initiated a proxy contest, it is likely that none of the proposals at the Annual Meeting is considered a routine matter, and, therefore, your shares will not be voted on any matter unless you instruct your brokerage firm to vote in a timely manner.

How will my proxy be voted?

The individuals named on the WHITE proxy card will vote your proxy in the manner you indicate on the WHITE proxy card.

What if I return my WHITE proxy card or vote by Internet or telephone but do not specify my vote?

If you sign and return your WHITE proxy card or complete the Internet or telephone voting procedures but do not specify how you want to vote your shares, we will vote them:

•	FOR the election of each of the nine nominees named in this proxy statement;

•	FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this proxy statement;

•	FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our 2014 fiscal year;

•	FOR the shareholder proposal, if properly presented at the Annual Meeting; and

•	AGAINST an advisory vote regarding a proposal publicly made by affiliates of Biglari Holdings requesting that the Board declare and the Company pay a special cash dividend of $20.00 per share to all shareholders.

Can I change my mind and revoke my proxy?

Yes. To revoke a proxy given pursuant to this solicitation, you must:

•	sign another proxy with a later date and return it to our Corporate Secretary at Cracker Barrel Old Country Store, Inc., 305 Hartmann Drive, Lebanon, Tennessee 37087 at or before the Annual Meeting;

•	provide our Corporate Secretary with a written notice of revocation dated later than the date of the proxy at or before the Annual Meeting;

•	re-vote by using the telephone and calling (800) 690-6903;

•	re-vote by using the Internet and visiting the following website: www.proxyvote.com; or

•	attend the Annual Meeting and vote in person—note that attendance at the Annual Meeting will not revoke a proxy if you do not actually vote at the Annual Meeting.

If you have previously signed a GOLD proxy card sent to you by Lion Fund, you may change your vote by marking, signing, dating and returning the enclosed WHITE proxy card in the accompanying postage-paid envelope or by voting by telephone or via the Internet by following the instructions on your WHITE proxy card. Submitting a Lion Fund proxy card will revoke votes you have previously made via the Company’s WHITE proxy card.

What vote is required to approve each proposal?

•	Proposal 1: Election of nine directors.

As a result of Lion Fund’s intention to propose Sardar Biglari and Philip Cooley as alternative director nominees, and assuming these nominees have not been withdrawn by on or prior to the tenth day before we mail the Notice of Meeting in this proxy statement to our shareholders, there will be more than nine nominees. This means that the nine candidates receiving the highest number of “FOR” votes will be elected. This number is called a plurality. A properly executed proxy card marked “WITHHOLD” with respect to the election of a director nominee will be counted for purposes of determining if there is a quorum at the Annual Meeting, but will not be considered to have been voted for the director nominee. Broker non-votes will also not be considered to have been voted for any director nominee.

THE ONLY WAY TO SUPPORT ALL NINE OF YOUR BOARD OF DIRECTORS’ NOMINEES IS TO VOTE “FOR” THE BOARD’S NOMINEES ON THE WHITE PROXY CARD. PLEASE DO NOT SIGN OR RETURN A GOLD PROXY CARD FROM LION FUND OR BIGLARI HOLDINGS, EVEN IF YOU VOTE “AGAINST” OR WITHHOLD ON THEIR DIRECTOR NOMINEES. DOING SO MAY CANCEL ANY PREVIOUS VOTE YOU CAST ON THE COMPANY’S WHITE PROXY CARD.

•	Proposal 2: Approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in the proxy statement that accompanies this notice.

The approval of the compensation of the Company’s named executive officers as described in this proxy statement will be approved if the number of shares of Company common stock voted “FOR” the proposal exceeds the number of shares of Company common stock voted “AGAINST.” If you vote “ABSTAIN” on this proposal via a properly executed WHITE proxy card, the Internet or telephone, your vote will not be counted as cast “FOR” or “AGAINST” this proposal. Broker non-votes likewise will not be treated as cast “FOR” or “AGAINST” this proposal. Accordingly, neither abstentions nor broker non-votes will have any legal effect on whether this proposal is approved.

•	Proposal 3: Ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2014.

Shareholder ratification of the appointment of our independent registered public accounting firm is not required, but the Board of Directors is submitting the appointment of Deloitte & Touche LLP for ratification in order to obtain the views of our shareholders. This proposal will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal. If you submit a properly executed WHITE proxy card or use the Internet or telephone to indicate “ABSTAIN” on this proposal, your vote will not be counted as cast on this proposal. Since Lion Fund has initiated a proxy contest, broker non-votes likewise will not be treated as cast on this proposal. Accordingly, neither abstentions nor broker non-votes will have any legal effect on whether this matter is approved. If the appointment of Deloitte & Touche LLP is not ratified, the Audit Committee will reconsider its appointment.

•	Proposal 4: Shareholder proposal supporting certain animal welfare policies of the Company.

The shareholder proposal supporting certain animal welfare policies of the Company will be approved if the number of shares of Company common stock voted “FOR” the proposal exceeds the number of shares of Company common stock voted “AGAINST.” If you vote “ABSTAIN” on this proposal via a properly executed WHITE proxy card, the Internet or telephone, your vote will not be counted as cast “FOR” or “AGAINST” this proposal. Broker non-votes likewise will not be treated as cast “FOR” or “AGAINST” this proposal. Accordingly, neither abstentions nor broker non-votes will have any legal effect on whether this proposal is approved.

•	Proposal 5: An advisory vote regarding a proposal publicly made by affiliates of Biglari Holdings requesting that the Board declare and the Company pay a special cash dividend of $20.00 per share to all shareholders.

The advisory vote regarding a proposal publicly made by affiliates of Biglari Holdings requesting that the Board declare and the Company pay a special cash dividend of $20.00 per share to all shareholders will be approved if the number of shares of Company common stock voted “FOR” the proposal exceeds the number of shares of Company common stock voted “AGAINST.” If you vote “ABSTAIN” on this proposal via a properly executed WHITE proxy card, the Internet or telephone, your vote will not be counted as cast “FOR” or “AGAINST” this proposal. Broker non-votes likewise will not be treated as cast “FOR” or “AGAINST” this proposal. Accordingly, neither abstentions nor broker non-votes will have any legal effect on whether this proposal is approved.

How do you recommend that I vote on these items?

The Board of Directors recommends that you vote:

•	FOR the election of each of the nine director nominees named in this proxy statement;

•	FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in the proxy statement that accompanies this notice;

•	FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our 2014 fiscal year;

•	FOR the shareholder proposal, if properly presented at the Annual Meeting; and

•	AGAINST an advisory vote regarding a proposal publicly made by affiliates of Biglari Holdings requesting that the Board declare and the Company pay a special cash dividend of $20.00 per share to all shareholders.

What should I do if I receive a proxy card from Lion Fund or Biglari Holdings?

Lion Fund has again proposed Sardar Biglari and Philip Cooley as alternative director nominees for election at the Annual Meeting. We expect that you will receive proxy solicitation materials from Lion Fund or Biglari Holdings, including an opposition proxy statement and GOLD proxy card. Our Board of Directors unanimously recommends that you disregard it. We are not responsible for the accuracy of any information provided by or relating to Lion Fund or Biglari Holdings or their nominees contained in any proxy solicitation materials filed or disseminated by, or on behalf of, Lion Fund or Biglari Holdings or any other statements that Lion Fund or Biglari Holdings may otherwise make. If you have already voted using the GOLD proxy card, you have every right to change your vote by executing and returning the enclosed WHITE proxy card or by voting by telephone or via the Internet by following the instructions provided on the enclosed WHITE proxy card. Only the latest dated proxy you submit will be counted. If you vote against Lion Fund nominees using the GOLD proxy card, your vote will not be counted as a vote for all nine of the Board’s nominees and will result in the revocation of any previous vote you may have cast on the Company’s WHITE proxy card. If you wish to vote pursuant to the recommendation of the Board of Directors, you should disregard any proxy card that you receive other than the WHITE proxy card. If you have any questions or need assistance voting, please call MacKenzie Partners, Inc., our proxy solicitor, at (800) 322-2885.

May other matters be raised at the Annual Meeting; how will the meeting be conducted?

We have not received proper notice of, and are not aware of, any business to be transacted at the Annual Meeting other than as indicated in this proxy statement. Under Tennessee law and our governing documents, no other business aside from procedural matters may be raised at the Annual Meeting unless proper notice has been given to us by the shareholders seeking to bring such business before the meeting. If any other item or proposal properly comes before the Annual Meeting, the proxies received will be voted on such matter in accordance with the discretion of the proxy holders.

The Chairman has broad authority to conduct the Annual Meeting so that the business of the meeting is carried out in an orderly and timely manner. In doing so, he has broad discretion to establish reasonable rules for discussion, comments and questions during the meeting. The Chairman is also entitled to rely upon applicable law regarding disruptions or disorderly conduct to ensure that the Annual Meeting proceeds in a manner that is fair to all participants.

BOARD OF DIRECTORS AND COMMITTEES

Directors

The names and biographies of each member of our Board of Directors are set forth in this proxy statement under “PROPOSAL 1: ELECTION OF DIRECTORS,” beginning on page 43 of this proxy statement. Except for Martha M. Mitchell, who has informed Cracker Barrel of her decision to retire and not to stand for election, all of the current members of our Board of Directors are nominees for re-election to the Board. Ms. Mitchell’s decision is not due to any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices. Prior to the Annual Meeting Ms. Mitchell will resign, and the size of our Board of Directors will be set at nine directors by action of our Board of Directors pursuant to our Bylaws.

Board Meetings

Our Board of Directors met 11 times during 2013. Each director attended at least 75% of the aggregate number of meetings of the full Board of Directors that were held during the period he or she was a director during 2013 and all meetings of the committee(s) on which he or she served that were held during the period he or she served on such committee in 2013.

Board Committees

Our Board of Directors has the following standing committees: Audit, Compensation, Nominating and Corporate Governance, Public Responsibility, and Executive. All members of the Audit, Compensation, and Nominating and Corporate Governance committees are independent under the Nasdaq Marketplace Rules and our Corporate Governance Guidelines. Our Board of Directors has adopted a written charter for each of the committees, with the exception of the Executive Committee. Copies of the charters of each of the Audit, Compensation, and Nominating and Corporate Governance committees, as well as our Corporate Governance Guidelines, are posted on our website, www.crackerbarrel.com. Current information regarding all of our standing committees is set forth below.

Name of Committee and Members	Functions of the Committee	Number of Meetings in 2013

AUDIT: Richard J. Dobkin, Chair Glenn A. Davenport Norman E. Johnson William W. McCarten

•     Acts as liaison between our Board of Directors and independent auditors

•     Reviews and approves the appointment, performance, independence and compensation of independent auditors

•     Has authority to hire, terminate and approve payments to the independent registered public accounting firm and other committee advisors

•     Responsible for developing procedures to receive information and address complaints regarding our accounting, internal accounting controls or auditing matters

•     Reviews internal accounting controls and systems, including internal audit plan

•     Reviews results of the internal audit plan, the annual audit and related financial reports

•     Reviews quarterly earnings press releases and related financial reports

•     Reviews our significant accounting policies and any changes to those policies

•     Reviews policies and practices with respect to risk assessment and risk management

•     Reviews and pre-approves directors’ and officers’ related-party transactions and annually reviews ongoing arrangements with related parties and potential conflicts of interest

7

Name of Committee and Members	Functions of the Committee	Number of Meetings in 2013

•     Reviews the appointment, performance and termination or replacement of the senior internal audit executive

•     Determines financial expertise and continuing education requirements of members of the committee

COMPENSATION: Coleman H. Peterson, Chair Glenn A. Davenport Richard J. Dobkin Andrea M. Weiss

•     Reviews management performance, particularly with respect to annual financial goals

•     Administers compensation plans and reviews and approves salaries, bonuses and equity compensation grants of executive officers, excluding the Chief Executive Officer for whom the Committee makes a recommendation to the Board of Directors for its approval

•     Monitors compliance of directors and officers with our stock ownership guidelines

•     Evaluates the risk(s) associated with our compensation plans

•     Selects and engages independent compensation consultants and other committee advisors

•     Reviews, in conjunction with the Nominating and Corporate Governance Committee, a succession plan with the Chairman of the Board and the Chief Executive Officer and provides insights with respect to succession planning to the Nominating and Corporate Governance Committee

6

NOMINATING AND CORPORATE GOVERNANCE: James W. Bradford, Chair William W. McCarten Martha M. Mitchell Coleman H. Peterson

•     Identifies and recruits qualified candidates to fill positions on our Board of Directors

•     Considers nominees to our Board of Directors recommended by shareholders in accordance with the nomination procedures set forth in our bylaws

•     Reviews corporate governance policies and makes recommendations to our Board of Directors

•     Reviews and recommends candidates to serve on committees of our Board of Directors

•     Oversees annual performance review of our Board of Directors and the Committees thereof

•     Reviews, on behalf of our Board of Directors, a succession plan with the Chairman of the Board and the Chief Executive Officer and reports to our Board of Directors on that issue

7

PUBLIC RESPONSIBILITY: Martha M. Mitchell, Chair Thomas H. Barr Norman E. Johnson Andrea M. Weiss

•     Oversees the identification, evaluation and monitoring of social, legislative, regulatory and public policy issues that affect our business reputation, business activities and performance

•     Monitors our activities as a responsible corporate citizen, and in that role, reviews and makes recommendations with respect to social responsibility and public policy issues as they affect us, our employees, guests, vendors, shareholders and the communities in which we operate

•     Oversees external relations and public affairs activities and the manner in which we conduct our public policy and government relations activities

•     Offers advice and makes recommendations to assist us in responding appropriately to our social responsibilities and the public interest in our affairs

3

Name of Committee and Members	Functions of the Committee	Number of Meetings in 2013

EXECUTIVE: James W. Bradford, Chair Sandra B. Cochran Richard J. Dobkin William W. McCarten Martha M. Mitchell Coleman H. Peterson	• Meets at the call of the Chief Executive Officer or Chairman of the Board • Meets when the timing of certain actions makes it appropriate to convene the committee rather than the entire Board of Directors • May carry out all functions and powers of our Board of Directors subject to certain exceptions under applicable law • Advises senior management regarding actions contemplated by the Company whenever it is not convenient or appropriate to convene the entire Board of Directors	0

In addition to the current directors listed above, during the portion of 2013 from the beginning of our fiscal year until immediately prior to the 2012 annual meeting of shareholders (the “2012 Annual Meeting”), our former directors Robert V. Dale served on the Audit, Compensation, Nominating and Corporate Governance and Executive Committees, Charles E. Jones, Jr. served on the Compensation Committee, B.F. “Jack” Lowery served on the Public Responsibility Committee and Michael A. Woodhouse served on the Executive Committee. Our three independent directors that joined the Board in 2012, Messrs. Barr, Davenport and Johnson, began serving on our standing committees as set forth above following our 2012 Annual Meeting.

Board Leadership Structure

Our Board of Directors regularly considers the appropriate leadership structure for the Company. The Board of Directors has concluded that it is important to retain flexibility in determining whether the same individual should serve as both Chief Executive Officer and Chairman at any given point in time based on what the Board of Directors believes will provide the best leadership structure for the Company at that time, rather than by adhering to a formal standing policy on the subject. This approach allows our Board of Directors to use its considerable experience and knowledge to elect the most qualified director as Chairman, while maintaining the ability to separate the Chairman and Chief Executive Officer roles when appropriate. Accordingly, at different points in time, the Chief Executive Officer and Chairman roles may be held by the same person. At other times, as currently, they may be held by different individuals. In each instance, the decision on whether to combine or separate the roles is determined by what the Board of Directors believes is in the best interests of our shareholders, based on the circumstances at the time. By way of example, in the event of a departure of either our Chief Executive Officer or Chairman, the Board of Directors could reconsider the leadership structure and whether one individual was then suited to fulfill both roles, based on a candidate’s experience and knowledge of our business and whether the directors considered it in the best interest of the Company to combine the positions.

Our Board of Directors believes that its current leadership structure, with Mr. Bradford serving as Chairman, and Ms. Cochran serving as the Chief Executive Officer, is the most appropriate structure for fostering the achievement of the Company’s corporate goals and objectives and establishes a favorable balance between effective Company leadership and oversight by non-employee directors. Our Board of Directors believes that the current leadership structure best serves (i) the objectives of the Board of Directors’ oversight of management, (ii) the ability of the Board of Directors to carry out its roles and responsibilities on behalf of the shareholders and (iii) the Company’s overall corporate governance. Our Board of Directors will continue to evaluate the Company’s leadership structure on an ongoing basis to ensure that it is appropriate at all times.

Board Oversight of Risk Management

It is the responsibility of our senior management to develop and implement our strategic plans, and to identify, evaluate, manage and mitigate the risks inherent in those plans. It is the responsibility of our Board of

Directors to understand and oversee our strategic plans, the associated risks, and the steps that senior management is taking to manage and mitigate those risks. Our Board of Directors takes an active approach to its risk oversight role. This approach is bolstered by our Board of Directors’ leadership and committee structure, which ensures: (1) proper consideration and evaluation of potential enterprise risks by the full Board of Directors under the auspices of the Chairman; and (2) further consideration and evaluation of discrete risks at the committee level.

Our Board of Directors is comprised predominantly of independent directors (nine of our ten current directors, and eight of our nine nominees), and all directors who served on the key committees of our Board of Directors (Audit, Compensation, Nominating and Corporate Governance and Public Responsibility) during 2013 are independent under applicable Nasdaq listing standards and our Corporate Governance Guidelines. This system of checks and balances ensures that key decisions made by the Company’s most senior management, up to and including the Chief Executive Officer, are reviewed and overseen by the non-employee directors of our Board of Directors.

Risk management oversight by the full Board of Directors includes a comprehensive annual review of our overall strategic plans, including the risks associated with these strategic plans. Our Board of Directors also conducts an annual review of the conclusions and recommendations generated by management’s enterprise risk management process. This process involves a cross-functional group of our senior management that, on a continual basis, identifies current and future potential risks facing us and ensures that actions are taken to manage and mitigate those potential risks. Our Board of Directors also has overall responsibility for leadership succession for our most senior officers and reviews succession plans each year.

In addition, our Board of Directors has delegated certain risk management oversight responsibilities to certain of its committees, each of which reports regularly to the full Board of Directors. In performing these oversight responsibilities, each committee has full access to management, as well as the ability to engage independent advisors. The Audit Committee has primary overall responsibility for overseeing our risk management. It oversees risks related to our financial statements, the financial reporting process, accounting and legal matters. The Audit Committee oversees the internal audit function and our ethics and compliance program. It also regularly receives reports regarding our most significant internal control and compliance risks, along with management’s processes for maintaining compliance within a strong internal control environment. In addition, the Audit Committee receives reports regarding potential legal and regulatory risks and management’s plans for managing and mitigating those risks. Representatives of our independent registered public accounting firm attend Audit Committee meetings, regularly make presentations to the Audit Committee and comment on management presentations. In addition, our Chief Financial Officer, Vice President of Internal Audit and representatives of our independent registered public accounting firm individually meet in private sessions with the Audit Committee to raise any concerns they might have with the Company’s risk management practices.

The Compensation Committee is responsible for overseeing our incentive compensation arrangements, for aligning such arrangements with sound risk management and long-term growth and for verifying compliance with applicable regulations. The Compensation Committee conducted an internal assessment of our executive and non-executive incentive compensation programs, policies and practices. The Compensation Committee reviewed and discussed: the various design features and characteristics of the Company-wide compensation policies and programs; performance metrics; and approval mechanisms of all incentive programs. Based on this assessment and after discussion with management and the Compensation Committee’s independent compensation consultant, the Compensation Committee has concluded that our incentive compensation arrangements and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Finally, the Nominating and Corporate Governance Committee oversees risks associated with its areas of responsibility, including, along with the Audit Committee, our ethics and compliance program. The Nominating and Corporate Governance Committee also reviews annually our key corporate governance documents to ensure they are in compliance with the changing legal and regulatory environment and appropriately enable our Board of Directors to fulfill its oversight duties. In addition, our Board of Directors is routinely informed of developments at the Company that could affect our risk profile and business in general.

Compensation of Directors

During 2013, each outside director was paid an annual cash retainer of $50,000. Each outside director also was paid a director’s fee of $1,500 for each committee meeting attended, other than the Audit Committee and the Compensation Committee members, who were paid $2,000 for each committee meeting attended. The Chairman of each committee, other than the Audit Committee and the Compensation Committee, was paid an additional annual retainer of $13,000, while the Chairman of the Audit Committee and Compensation Committee each was paid an additional annual retainer of $18,000. Directors also receive $2,000 for each meeting of our Board of Directors attended, in addition to the annual retainer described above. We reimburse all non-employee directors for reasonable out-of-pocket expenses incurred in connection with attendance at meetings.

Non-employee directors are also offered the option to participate in our deferred compensation plan. The deferred compensation plan allows a participant to defer a percentage or sum of his or her compensation and earn interest on that deferred compensation at a rate equal to the 10-year Treasury bill rate (as in effect at the beginning of each calendar month) plus 1.5%. Additionally, our non-employee directors have an option to participate in our medical, prescription and dental group insurance programs.

Each non-employee director who is elected at an annual meeting also receives a grant of shares of restricted stock having a value equal to $90,000, with the number of shares of restricted stock included in such grant to be determined based on the closing price of our common stock on the date of the applicable annual meeting, as reported by Nasdaq, and to be rounded to the nearest whole share. These awards vest at the earlier of one year from date of grant or at the next annual meeting of shareholders.

In addition to the compensation set forth above with respect to each outside director, our independent Chairman James W. Bradford was paid an annual cash retainer of $35,000 and received a grant of shares of restricted stock having a value equal to $65,000, based on the closing price of our common stock on the date of the grant, as reported by Nasdaq, and rounded to the nearest whole share. These shares of restricted stock vest one year from the date of grant.

The compensation of our directors during 2013 is detailed in the Director Compensation Table, which can be found on page 37 of this proxy statement.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This portion of the proxy statement, called Compensation Discussion and Analysis or “CD&A,” provides a description of the objectives and principles of Cracker Barrel’s executive compensation programs. It explains how compensation decisions are linked to Cracker Barrel’s performance relative to our strategic goals and efforts to drive shareholder value. It is also meant to give our shareholders insight into the deliberative process and the underlying compensation philosophy that are the foundation of the design of the pay packages of our executive officers. Generally, Cracker Barrel’s executive compensation programs apply to all executive officers, but this CD&A focuses on the compensation decisions relating to our executive officers who qualified as “named executive officers” under applicable SEC rules (the “Named Executive Officers”) during fiscal 2013.

EXECUTIVE SUMMARY

Company Performance in 2013 and Impact on Executive Compensation

We believe the success of fiscal 2013 is evident in the Company’s operating and financial results. We built upon the strong performance of fiscal 2012, and as a result, many of the key metrics by which our business performance is measured improved.

•	Shareholder Returns and Capital Structure Efficiencies: We delivered “total shareholder return” or TSR, which we believe is an appropriate measure of value returned on our shareholders’ investment, of approximately 65% for fiscal 2013, compared to 45% for the S&P 600 restaurant index. Also during fiscal 2013, we declared an 87.5% increase in the quarterly dividend paid to our shareholders, bringing it to $0.75, and reduced our debt by $125 million.

•	Revenue Growth: On a comparable 52-week basis, we grew revenues in fiscal 2013 by 4.6% to $2.6 billion, with comparable store restaurant sales increasing 3.1% and comparable store retail sales increasing 2.9%. Revenue growth was driven by a year-over-year increase in traffic of 0.6% and an increase in menu price of 2.5%. With this top-line growth, we outperformed the Knapp-Track™ Casual Dining Index, culminating in a 2.8% positive spread between our sales and that industry metric.

•	Improved Margins: We improved our operating margin, achieving a 7.8% margin in fiscal 2013 adjusted for proxy and severance expenses[1], compared to 7.4% in fiscal 2012.

•	Guest Experience: We believe the success of our efforts is reflected not only in our financial results but also in our guests’ responses when asked about their dining experience in our restaurants. Based on the analysis of consumer ratings, Technomic Inc., a well-recognized industry research firm, named Cracker Barrel the inaugural winner of its Chain Restaurant Consumers’ Choice Awards in the food and beverage category for full service restaurants. In addition, for the third year in a row, we took top honors in the family dining segment of the Consumer Picks survey produced by Nation’s Restaurant News. In the family dining segment, Cracker Barrel ranked first in nine of the survey’s ten categories: Food Quality, Cleanliness, Service, Menu Variety, Craveability, Atmosphere, Reputation, Likely to Return, and Likely to Recommend.

[1]	Operating income determined in accordance with GAAP was $201.5 million, or 7.6% of total revenue, for 2013 and $191.0 million, or 7.4% of total revenue, for 2012. The GAAP amount for 2013 includes proxy contest expenses, severance, and prior-year adjustments related to the retroactive reinstatement of the Work Opportunities Tax Credit. The GAAP amount for 2012 is presented on a 53-week basis and includes proxy contest expenses, severance and restructuring charges and their related tax effects. A reconciliation of the Company’s financial results determined in accordance with GAAP to certain non-GAAP financial measures used herein has been provided on page 61 of this proxy statement.

At the beginning of fiscal 2013, our Chief Executive Officer, Sandra B. Cochran, announced six key business priorities that steered our strategic focus and operational execution over the course of the fiscal year. These initiatives were based on our previously announced long-term strategy to Enhance the Core Business, Expand the Footprint of Cracker Barrel Old Country Stores, and Extend the Brand beyond the four walls of our stores. We believe the successful implementation of these six priorities positively impacted our performance during this fiscal year. The initiatives were as follows:

1)	Refresh select menu categories that will reinforce our value and provide healthier options to our guests. Having analyzed our marketplace, guests’ feedback and brand positioning, we focused our menu initiatives on satisfying our guests’ needs for affordable options, healthier items and customizable choices. As part of our fall and holiday promotions, we introduced new sides to meet guests’ preferences for lighter and healthier options to customize their meals. These sides later transitioned to our core menu. During the spring, we reinforced the affordability of our menu by refreshing and highlighting our Country Dinner Plates, which include over 10 entrée choices at a $7.69 price point. Seasonal promotions included limited time offerings of additional entrée choices. Throughout the year, we tested a new category for our menu, Wholesome Fixin’s®. The category will provide flavorful and fresh meals with under 600 calories. We will introduce Wholesome Fixin’s in the first quarter of fiscal 2014.

2)	Grow retail sales with unique merchandise. Further defining the distinctive Cracker Barrel experience, we focused on merchandising our stores with unique and nostalgic items. We developed collections with broad generational appeal and unique product assortments, such as our horse-theme merchandise and our American pride assortment. One of our strongest categories, women’s apparel and accessories, continued to see growth throughout the year.

3)	Build on the successful Handcrafted by Cracker Barrel advertising campaign. During the first quarter, we refreshed our billboards to our Handcrafted by Cracker Barrel advertising theme. Many of the billboards highlight our made-from-scratch cooking with slogans like “Homemade Doesn’t Cost Extra” and “Fresh Meals. Friendly Prices.” Other billboards highlighted our brand’s value and affordability. Of our 1,600 billboards, approximately 300 display sharp price-point messaging around our $5.99 Daily Lunch Specials or $7.69 Country Dinner Plates. In addition, we continued with our Handcrafted by Cracker Barrel media advertising and maintained the approach that we adopted in fiscal 2012, using national cable to drive brand awareness and spot radio to deliver product news during our busy holiday and summer seasons. We updated the radio spots with current menu and product offerings and ran new TV commercials during the summer campaign.

4)	Invest in and leverage technology and equipment to support operations and reduce costs. In our ongoing effort to improve operations, we focused on initiatives to lower expenses and improve the guest experience. We made changes to our labor system to increase productivity within hourly labor while reducing the administrative work of the management teams and allowing them more time for guest interaction. We also implemented a new merchandise planning system to better manage product purchasing for our retail stores. During the third and fourth quarters, we delivered the second phase of our food production planning tool and system which continues our efforts to reduce food waste. Additionally, we invested in new equipment at our stores to better hold and prepare fresh ingredients, an important component for our menu expansion with Wholesome Fixin’s.

5)	Continued focus on shareholder return. We returned capital to our shareholders directly through quarterly dividend payments. Our dividend payout ratio was 38% of fiscal 2013 adjusted earnings per share. We also declared a dividend increase to $0.75 in the fourth quarter to be paid in the first fiscal quarter of 2014. This increase will mark the third increase since November 2011 and represents a tripling of our quarterly dividend over that time period. During fiscal 2013, we repaid $125 million in long term debt, opened eight new stores, and reinvested approximately $74.4 million in the Company through capital expenditures.

6)	Expand the brand through ecommerce and licensing. Although it remains a small part of our retail revenues, we are focused on increasing our ecommerce activity. Throughout the year, we engaged with our guests through multiple website and digital promotions. Also, during the year, we announced a multi-year licensing agreement with John Morrell Food Group, a subsidiary of Smithfield Foods. We look forward to the future potential of this partnership.

We believe our financial performance exhibits the ongoing and consistent successful execution of these initiatives. Operating income and earnings per share (EPS), adjusted for severance and proxy expenses and the retroactive reinstatement of the Workers Opportunity Tax Credit, were $207.2 million and $4.97,2 respectively, increases of 10.1% and 14.5%, respectively, over comparable measures for fiscal 2012.

Summary of 2013 Compensation Actions

Pay actions for our Named Executive Officers in 2013 reflected the outstanding overall corporate performance discussed above, driven in large part by successful implementation and focus on our six strategic priorities:

•	Short term awards (annual bonus plan) for Named Executive Officers were 119.54% of target, driven by the increase in our operating income;

•	Long term awards (2012 LTPP Awards) for Named Executive Officers were 186.32% of target and reflected our achievement of “return on invested capital” (ROIC) of 17.22% during the past two fiscal years; and

•	Long term awards (2011 MSU Grants) for Named Executive Officers were 150% of target and reflected our achievement of a positive change in cumulative TSR of 118% during the past three fiscal years.

Advisory Vote on Executive Compensation

Last year, we held our annual advisory vote to approve Named Executive Officer compensation, commonly known as “Say on Pay.” Approximately 70% of the votes cast were in favor of our executive compensation as disclosed in our 2012 Proxy Statement. MacKenzie informed the Company that MacKenzie determined that Biglari Holdings cast 4,091,037 votes against our executive compensation as disclosed in our 2012 Proxy Statement. Excluding these votes cast by Biglari Holdings while running an opposing slate of nominees in a proxy contest, approximately 89% of the remaining votes cast were in favor of our executive compensation as disclosed in our 2012 Proxy Statement. The Compensation Committee considered these results, as well as other feedback the Company has received from shareholders as part of its ongoing review of our executive compensation programs, and determined not to make material changes to our executive compensation programs because the Compensation Committee believes this advisory vote, particularly that of our disinterested shareholders, indicates considerable shareholder support for continuing the Company’s strong pay-for-performance philosophy.

[2]	EPS determined in accordance with GAAP was $4.90 earnings per diluted share for 2013, and $4.40 earnings per diluted share for 2012. The GAAP amount for 2013 includes proxy contest expenses, severance, and prior-year adjustments related to the retroactive reinstatement of the Work Opportunities Tax Credit. The GAAP amount for 2012 is presented on a 53-week basis and includes proxy contest expenses, severance and restructuring charges and their related tax effects. A reconciliation of the Company’s financial results determined in accordance with GAAP to certain non-GAAP financial measures used herein has been provided on page 61 of this proxy statement.

ELEMENTS OF COMPENSATION PROGRAM

Compensation Philosophy

Our central compensation objective is to develop a program that will ultimately drive long-term total return to our shareholders and build a better company by implementing compensation programs that reward both company-wide and individual performance, align our executives’ interests with those of our shareholders and allow us to attract and retain talented executives.

We have a strong “pay for performance” philosophy designed to reward executive officers for maximizing our success, as determined by our performance relative to our financial and operational goals. One hundred percent of the at-risk compensation payable to our executives is tied to the Company’s achievement of measurable performance goals (operating income and ROIC) that we believe directly relate to our ability to return value to our shareholders and thereby translate into higher TSR over time. In furtherance of our overall philosophy, we seek to reward our executives for both near-term and sustained longer-term financial and operating performance as well as leadership excellence. Compensation opportunities are intended to align the economic interests of executives with those of our shareholders and encourage them to remain with the Company for long and productive careers.

The Company’s compensation philosophy is to target total direct compensation paid to our executive officers at the median of our peer group and other market comparisons. While the Compensation Committee strives to deliver a target total compensation package approximating the market median, judgment is applied to recognize individual performance, experience, and value to the organization when establishing compensation opportunities. The Compensation Committee believes it utilizes elements of compensation that create appropriate flexibility and help focus and reward executives for both near-term and long-term performance while aligning the interests of executive officers with the interests of our shareholders.

Role of the Compensation Committee

The Compensation Committee’s primary responsibility is the establishment and approval of compensation and compensation programs for our executive officers that further the overall objectives of our executive compensation program. In fulfilling this responsibility, the Compensation Committee:

•	Reviews and approves corporate performance goals for our executive officers, sets cash- and equity-based compensation and administers our equity incentive arrangements;

•	Assesses (together with management) potential risks to the Company associated with our compensation programs and reviews and approves employment and change in control agreements of our executive officers; and

•	Periodically conducts or authorizes studies of matters within its scope of responsibilities and may retain, at the Company’s expense, independent counsel or other consultants necessary to assist the Compensation Committee in connection with any such studies.

The Compensation Committee makes compensation decisions after reviewing the performance of the Company and carefully evaluating both quantitative and qualitative factors such as an executive’s performance during the year against established goals, leadership qualities, operational performance, business responsibilities, long-term potential to enhance shareholder value, current compensation status as shown on tally sheets reflecting current and historical compensation for each executive, and tenure with the Company.

In addition, for any Named Executive Officers who are subject to employment agreements, the Compensation Committee, with the assistance of Frederic W. Cook & Co., the Compensation Committee’s outside compensation consultant (“Cook & Co.”), and the Company’s outside counsel, is responsible for negotiating and reviewing the terms of such employment agreements.

Role of Management

Management plays the following roles in the compensation process:

•	Management recommends to our Board of Directors business performance targets and objectives for the annual plan and provides background information about the underlying strategic objectives;

•	Management evaluates employee performance;

•	Management recommends cash compensation levels and equity awards;

•	Management works with the Compensation Committee Chairman to establish the agenda for Compensation Committee meetings;

•	The Chief Executive Officer generally makes recommendations to the Compensation Committee regarding salary increases for other executive officers during the regular merit increase process;

•	The Chief Executive Officer provides her perspective on recommendations provided by the consulting firm hired by the Compensation Committee regarding compensation program design issues;

•	The Chief Executive Officer does not play a role in setting her own compensation; and

•	Other members of management, at the request of the Compensation Committee, work with the outside consultants hired by the Compensation Committee to provide data about past practices, awards, costs and participation in various plans, as well as information about our annual and longer-term goals. When requested by the Compensation Committee, selected members of management may also review consultant recommendations on plan design and structure and provide a perspective to the Compensation Committee on how these recommendations may affect recruitment, retention and motivation of our employees as well as how they may affect us from an administrative, accounting, tax or similar perspective.

Role of Independent Compensation Consultant

To assist the Compensation Committee with establishing executive compensation, the Compensation Committee retains Cook & Co., a nationally recognized executive compensation consulting firm, to provide competitive market data, assist in establishing a peer group of companies and provide guidance to compensation structure as well as levels of compensation for our senior executives and the Board. The Compensation Committee consulted with Cook & Co. in determining the compensation to be awarded to all of the Named Executive Officers, including Ms. Cochran, in 2013. Cook & Co. reports directly to the Compensation Committee. The Compensation Committee has assessed the independence of Cook & Co. pursuant to applicable SEC and NASDAQ rules and concluded that no conflict of interest exists that would prevent Cook & Co. from serving as an independent consultant to the Compensation Committee.

Analysis of Peer Group

The Compensation Committee evaluates a variety of factors in establishing an overall compensation program that best fits our overarching goals of maximizing shareholder return and building a stronger company. As one element of this evaluative process, the Compensation Committee, with the assistance of Cook & Co., considers competitive market compensation paid by other similarly situated companies and attempts to maintain compensation levels and programs that are comparable to and competitive with those of a peer group of similarly situated companies. Although we do not benchmark our compensation relative to peers, we do use the peer group data as an additional check-point to ensure relative consistency at the median level of our peers. The peer group is reviewed annually by the Compensation Committee, working with Cook & Co., and is comprised of the following:

•	Organizations of similar business characteristics (i.e., publicly traded organizations in the restaurant and retail industries);

•	Organizations against which we compete for executive talent;

•	Organizations of comparable size to Cracker Barrel (measured by sales); and

•	Organizations with similar geographic dispersion and workforce demographics.

After detailed analysis, the peer group approved and used by the Compensation Committee during 2013 was comprised of the following 16 publicly-traded companies:

• ANN, Inc.	• Jack-in-the-Box, Inc.

• Big Lots, Inc.	• Panera Bread Co.

• Bob Evans Farms, Inc.	• Petsmart Inc.

• Brinker International, Inc.	• PF Chang’s China Bistro, Inc.

• Cheesecake Factory, Inc.	• RadioShack Corp.

• Chipotle Mexican Grill, Inc.	• Ruby Tuesday, Inc.

• Darden Restaurants, Inc.	• Tractor Supply, Inc.

• DineEquity, Inc.	• The Wendy’s Company

The peer group used in 2013 is the same as the peer group used in 2012.

Management and the Compensation Committee, with Cook & Co.’s assistance, regularly evaluate the marketplace to ensure that our compensation programs remain competitive. In addition to its review of data from the peer group, the Compensation Committee also from time to time consults data from published compensation surveys to assess more generally the competitiveness and the reasonableness of our compensation programs. To the extent that the Compensation Committee “benchmarks” compensation, it relies only on comparisons to the enumerated peer group and survey data. The Compensation Committee, however, does not believe that compensation levels and design should be based exclusively on benchmarking and, therefore, considers various business factors and each executive’s individual circumstances and role within our organization.

Overview of Compensation Elements

We strive to achieve an appropriate mix between cash payments and equity incentive awards in order to meet our objectives by rewarding recent results, motivating long-term performance and strengthening alignment with shareholders. The Compensation Committee evaluates the overall total direct compensation package relative to market conditions, but does not specifically target any percentile for each element of total direct compensation. In conducting this evaluation, the Compensation Committee’s goal is to ensure that a significant majority of each executive officer’s total direct compensation opportunity is contingent upon Company performance and shareholder value creation. The Compensation Committee reviews the compensation mix of each executive on a comprehensive basis to determine if we have provided the appropriate incentives to accomplish our compensation objectives.

In general, our compensation policies have provided for a more significant emphasis on long-term equity compensation than on annual cash compensation for our executive officers. Our long-term equity compensation consists of (i) a long-term performance plan (“LTPP”) that provides for awards of performance shares tied to successful achievement of pre-determined ROIC goals over a two year period, and (ii) performance-based market stock units (“MSU Grants”) tied to change in cumulative TSR over a three year period. The Compensation Committee believes that the Company’s 2013 pay mix supports the Company’s strong pay for performance culture, as demonstrated by approximately 80% of our Chief Executive Officer’s target total direct compensation and approximately 63% of our other named executive officers’ target total direct compensation in 2013 were contingent upon the Company’s measurable performance to have any realizable value.

The following table summarizes the basic elements of our compensation programs and describes the behavior and/or qualities exhibited by our executive officers that each element is designed to encourage as well as the underlying purpose for that element of our compensation program:

Pay Element	What the Pay Element Rewards	Purpose of the Pay Element

Base Salary	• Skills, experience, competence, performance, responsibility, leadership and contribution to the Company	• Provide fixed compensation for daily responsibilities

Annual Bonus Plan	• Rewards annual achievement of profitability (operating income) targets	• Focus attention on meeting annual performance targets and our near-term success, provide additional cash compensation and incentives based on our annual performance

Long-Term Incentives	• Achieving multi-year: (i) ROIC targets and (ii) change in cumulative TSR

•     Focus attention on meeting longer-term performance targets and our long-term success, create alignment with shareholders by focusing efforts on longer-term financial and shareholder returns, and retain management in a competitive marketplace

Health and welfare benefits	• Provides medical coverage as well as death/disability benefits	• Designed to provide a level of safety and security for executives and their families (as applicable) that allows executives to focus their efforts on running the business effectively

Severance and change-in-control provisions/agreements	• Provides payments and other benefits upon termination of employment	• Designed to ensure that executive officers remain focused on maximizing shareholder value even during transitions or potential transactions

We believe our compensation programs are consistent with best practices for sound corporate governance.

We DO:

•	Maintain robust stock ownership guidelines for executives and non-executive directors;

•	Only accelerate equity upon change-in-control AND termination (i.e., “double trigger”); and

•	Maintain anti-hedging and recoupment (or “clawback”) polices.

We do NOT:

•	Execute employment agreements containing multi-year guaranties for salary increases, non-performance bonuses or automatic renewals (i.e., evergreen agreements) for those executive officers that have employment agreements—currently only our Chief Executive Officer;

•	Provide material perquisites for executives;

•	Offer gross-up payments to cover personal income taxes or excise taxes that pertain to executive or severance benefits; or

•	Provide special executive retirement programs.

Base Salary

The Compensation Committee reviews our executive officers’ base salaries annually at the end of the fiscal year and establishes the base salaries for the upcoming fiscal year. Base salary for our executive officers is determined after consideration of numerous factors, including, but not limited to: scope of work, skills, experience, responsibilities, performance and seniority of the executive, peer group salaries for similarly-situated positions and the recommendation of the Chief Executive Officer (except in the case of her own compensation). Ms. Cochran’s salary is set per her employment agreement, subject to increases at the discretion of the Compensation Committee. The Company views base salary as a fixed component of executive compensation that compensates the executive officer for the daily responsibilities assumed in operating the Company throughout the year.

Base salaries for 2012 and 2013 for the Named Executive Officers were as follows:

NAMED EXECUTIVE OFFICER	2012 BASE SALARY	2013 BASE SALARY	PERCENT CHANGE
Sandra B. Cochran	$869,792(1)	$925,000	6.3%(1)
Lawrence E. Hyatt	$475,000	$490,000	3.2%
Douglas E. Barber	$435,000	$445,000	2.3%
Edward A. Greene	$364,619	$375,000	2.8%
Nicholas V. Flanagan	$314,792(2)	$360,000	14.4%(2)
Michael A. Woodhouse (3)	$788,447(4)	$201,705(5)	-74.4%

(1)	Reflects a prorated amount based on Ms. Cochran’s service during fiscal 2012 as both our President and Chief Operating Officer (for six weeks), with a base salary of $625,000, and our President and Chief Executive Officer (for the remainder of the fiscal year), with a base salary of $900,000. Ms. Cochran’s 2013 base salary reflects a 3% increase from her base salary for the portion of fiscal 2012 during which she served as our President and Chief Executive Officer.
(2)	Reflects a prorated amount based on Mr. Flanagan’s service during fiscal 2012 as both our Senior Vice President, Restaurant Operations (for approximately nine months) with a base salary of $300,000 and, following a promotion, our Senior Vice President, Operations (for the remainder of the year) with a base salary of $350,000. Mr. Flanagan’s 2013 base salary reflects a 2.9% increase from his base salary for the portion of fiscal 2012 during which he served as our Senior Vice President, Operations.
(3)	Our former Executive Chairman, Mr. Woodhouse, retired and ceased to serve as an executive officer of the Company effective November 7, 2012.
(4)	Reflects a prorated amount based on Mr. Woodhouse’s service during fiscal 2012 as both our Chief Executive Officer (for six weeks), with a base salary of $1,100,000, and our Executive Chairman (for the remainder of the fiscal year) with a base salary of $750,000.
(5)	Reflects a prorated amount based on Mr. Woodhouse’s service during fiscal 2013 as our Executive Chairman until his retirement.

Annual Bonus Plan

The annual bonus plan generally provides our executive officers with the opportunity to receive additional cash compensation based on a targeted percentage of base salary, but only if the Company successfully meets established performance targets. For 2013, executive officers were eligible to receive a bonus, depending upon the Company’s operating income performance relative to a target set at the beginning of the fiscal year. The following graph reflects the various potential payout levels at different levels of performance:

In determining whether the operating income performance metrics were satisfied in 2013, the Compensation Committee used adjusted operating income of $207.2 million rather than operating income calculated according to GAAP of $201.5 million. The adjusted operating income figure excludes the effects of the following charges and expenses: (i) approximately $1.6 million in severance charges incurred in fiscal 2013 and (ii) approximately $4.1 million in expenses incurred in the first and second quarters of 2013 related to the proxy contest with Biglari Holdings.

For 2013, the Company’s target operating income was $195.3 million and the Company achieved an adjusted operating income of $207.2 million (see page 61 for calculation of applicable adjustments), which exceeds the target operating income by 6.1%. As a result of the Company’s performance, annual bonus payouts were 119.54% of the target percentage of base salary (see table below).

	2013 Operating Income Goals		Actual 2013 Operating Income Performance ($000)	2013 Annual Bonus Plan Payout
	Performance Range ($000)	Payout Range (% of target)

Threshold	$166,024	30%

Target	$195,322	100%	$207,158	119.54%

Maximum	$224,620	200%

The following table sets forth (i) target bonuses during 2013 for the Named Executive Officers, expressed both as a percentage of base salary and in absolute amounts, and (ii) the actual bonuses received by the Named Executive Officers under the 2013 annual bonus plan:

NAMED EXECUTIVE OFFICER	2013 BASE SALARY	2013 BONUS TARGET PERCENTAGE	2013 BONUS TARGET	ACTUAL PAYOUT PERCENTAGE	2013 ACTUAL BONUS
Sandra B. Cochran	$925,000	100%	$925,000	119.54%	$1,105,745
Lawrence E. Hyatt	$490,000	70%	$343,000	83.68%	$410,022
Douglas E. Barber	$445,000	70%	$311,500	83.68%	$372,367
Edward A. Greene	$375,000	50%	$187,500	59.77%	$224,138
Nicholas V. Flanagan	$360,000	60%	$216,000	71.72%	$258,206
Michael A. Woodhouse(1)	$750,000	0%	$0	—	$0

(1)	Our former Executive Chairman, Mr. Woodhouse, retired and ceased to serve as an executive officer of the Company effective November 7, 2012 and therefore became ineligible to participate in the annual bonus plan.

The above 2013 annual bonuses are reflected in the 2013 “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 31 of this proxy statement.

Long-Term Incentives

The Compensation Committee believes that long-term incentives, particularly equity-based awards, provide a strong alignment of the interests of shareholders and executives. Therefore, a significant portion of our executive officers’ total compensation is provided in the form of equity awards. Since the adoption of the 2010 Omnibus Stock and Incentive Plan (the “2010 Omnibus Plan”), our long-term incentive programs have concentrated on awards of performance-based share units, which are aimed at delivering rewards in return for our executives’ contributions to generating long-term shareholder returns through business-building efforts and successful strategic planning. By using two equally weighted performance-based equity vehicles, the Compensation Committee reinforces its commitment towards a pay-for-performance philosophy and long-term alignment between management pay outcomes and shareholder value creation.

Long-Term Incentive Arrangements for 2013

Overview. In 2013, the Company’s equity compensation to executive officers was governed by the 2013 Long-Term Incentive Program. The 2013 Long-Term Incentive Program, which was adopted at the start of the 2013 fiscal year, consists of two components, both contingent upon achievement of predetermined performance goals, of substantially equal value at the time of grant: (i) the LTPP that provides for awards of performance shares tied to successful achievement of pre-determined ROIC goals over a two year performance period, and (ii) MSU Grants tied to TSR over a three year performance period. For the 2013 Long-Term Incentive Program, the award types, performance periods and metrics for each of the two plan components are as follows:

Each year the Compensation Committee approves equity grants to executive officers in the Long-Term Incentive Program. The grant date value of these grants for 2013 (to be earned based on future performance) was calculated as a function of each executive officer’s “LTPP Percentage” and “MSU Percentage” which represent the target opportunities, expressed as a percentage of the executive officer’s base salary. The LTPP Percentage and MSU Percentage for the executive officers were established by the Compensation Committee simultaneously with the establishment of the 2013 Long-Term Incentive Program. The LTPP Percentage and MSU Percentage were then used to derive a target award, expressed as a number of shares, that would be awardable depending on whether and to what extent the Company meets or exceeds targets for the relevant performance metrics for each of the plan components.

2013 LTPP. Under the 2013 LTPP, the executive officer is eligible to receive an award (a “2013 LTPP Award”) of up to 200% of a target number of shares that is calculated by dividing (i) the product of (y) the executive officer’s LTPP Percentage for the plan year multiplied by (z) his or her base salary at the time the LTPP target award is determined by (ii) the average closing price of the Company’s common stock during the last 30 calendar days of fiscal 2012 and the first 30 calendar days of fiscal 2013, which was $62.76. Actual awards based on these LTPP targets are determined at the end of the applicable performance period and are forfeited (with the exception of awards granted to Ms. Cochran) if, prior to that time, a participant is terminated or voluntarily resigns (other than as a result of retirement by an individual who meets the retirement-eligible conditions of 60 years of age and at least five years of service, for which such awards will be prorated for time served and based on actual performance determined at the end of the performance period).

The performance target for LTPP performance is ROIC, measured over a two-year performance period. For the 2013 LTPP, the Compensation Committee set a target of cumulative ROIC over fiscal years 2013 and 2014.

At the end of the performance period, the Compensation Committee determines final award amounts based on Company performance relative to these targets. Awards under the 2013 LTPP will be determined after the conclusion of the 2013 LTPP’s performance period covering the 2013 and 2014 fiscal years. The following table summarizes targets and maximum eligible awards under the 2013 LTPP for each of our Named Executive Officers:

NAMED EXECUTIVE OFFICER	LTPP PERCENTAGE	BASE SALARY	LTPP TARGET VALUE	LTPP TARGET SHARES	LTPP MAX. AWARD
Sandra B. Cochran	148.6%	$925,000	$1,374,946	21,908	43,816
Lawrence E. Hyatt	70%	$490,000	$342,983	5,465	10,930
Douglas E. Barber	65%	$445,000	$289,198	4,608	9,216
Edward A. Greene	37.5%	$375,000	$140,582	2,240	4,480
Nicholas V. Flanagan	37.5%	$360,000	$134,997	2,151	4,302
Michael A. Woodhouse(1)	13.1%	$750,000	$73,491	1,171	2,342

(1)	Our former Executive Chairman, Mr. Woodhouse, retired and ceased to serve as an executive officer of the Company effective November 7, 2012. As a result, his participation in the 2013 LTPP was prorated for his service period relative to the two-year performance period.

2013 MSU Grant. Under the 2013 MSU Grant, the executive officer is eligible to receive a target award of MSUs that is calculated by dividing (i) the product of (x) the executive’s MSU Percentage for the plan year multiplied by (y) his or her base salary at the time the MSU Grant target award is determined by (ii) the average closing price of the Company’s common stock during the last 30 calendar days of fiscal 2012 and the first 30 calendar days of fiscal 2013, which was $62.76. Under the 2013 MSU Grant, our executive officers are eligible to receive an award of MSU Grants in an amount of up to 150% of these targets on the basis of the change in the Company’s cumulative TSR over the three-year performance period for the plan. Actual awards based on these targets are distributable at the end of the performance period and are forfeited (with the exception of awards granted to Ms. Cochran) if, prior to that time, a participant is terminated or voluntarily resigns (other than as a result of retirement by an individual who meets the retirement-eligible conditions of 60 years of age and at least five years of service, for which such awards will be prorated for time served and based on actual performance determined at the end of the performance period). No MSUs will be earned unless a pre-established operating income performance threshold is achieved.

Each Named Executive Officer’s target and maximum eligible award under the 2013 MSU Grant are as follows:

NAMED EXECUTIVE OFFICER	MSU PERCENTAGE	BASE SALARY	MSU TARGET VALUE	MSU GRANT TARGET	MSU GRANT MAX. AWARD
Sandra B. Cochran	148.6%	$925,000	$1,374,946	21,908	32,862
Lawrence E. Hyatt	70%	$490,000	$342,983	5,465	8,198
Douglas E. Barber	65%	$445,000	$289,198	4,608	6,912
Edward A. Greene	37.5%	$375,000	$140,582	2,240	3,360
Nicholas V. Flanagan	37.5%	$360,000	$134,997	2,151	3,227
Michael A. Woodhouse(1)	8.7%	$750,000	$48,953	780	1,170

(1)	Our former Executive Chairman, Mr. Woodhouse retired and ceased to serve as an executive officer of the Company effective November 7, 2012. As a result, his participation in the 2013 MSU Grant was prorated for his service period relative to the three-year performance period.

Burn Rate Related to Long-Term Incentive Equity Grants

In connection with the approval of the 2010 Omnibus Plan by the Company’s shareholders, our Board of Directors committed to the Company’s shareholders that, in order to address potential shareholder concerns regarding the number of performance shares we intend to grant in a given year, during fiscal years 2011, 2012 and 2013 the Board would not grant a number of performance shares to employees or non-executive directors at an average rate greater than 3.06% of the weighted-average number of shares of the Company’s common stock outstanding over such three year period. The annual “burn rate” is a ratio in which the numerator is equal to the sum of all shares awarded during the fiscal year (including any form of equity that depletes the plan reserve) and the denominator is equal to the weighted-average basic common shares outstanding for that fiscal year. For purposes of calculating the number of shares granted in a year, any full-value awards (e.g., performance shares) will count as equivalent to 2.5 shares. During 2013, the Company’s burn rate calculated according to this formula was 1.4% of the outstanding shares of common stock.

Payment of 2011 MSU Grants

On September 20, 2013, the Compensation Committee reviewed and certified the awards granted to executive officers under the 2011 MSU (the “2011 MSU Grants”). The performance target for MSU awards is the change in the Company’s cumulative TSR, which is calculated as follows:

(Change in price of our common stock during 3-year performance period +  dividends paid during 3-year performance period)

Price of our common stock at the start of the performance period

The Company achieved a positive change in cumulative TSR of 118% for the three-year performance period of fiscal years 2011, 2012 and 2013, resulting in 2011 MSU Grants that were capped at the maximum possible award amount of 150% of the target number of 2011 MSU Grants originally allocated in fiscal 2011.

Payment of 2012 LTPP Awards

On September 20, 2013, the Compensation Committee reviewed and certified the awards granted to executive officers under the 2012 LTPP (the “2012 LTPP Awards”). The Compensation Committee set a cumulative ROIC target under the 2012 LTPP of 15.53% for the two-year performance period of fiscal years 2012 and 2013. The Company achieved a cumulative ROIC of 17.22% for this two-year performance period, resulting in 2012 LTPP Awards that were 186.32% of the target number of 2012 LTPP Awards originally granted in fiscal 2012.

The performance target for LTPP awards is an internal ROIC based metric to measure effective returns from working capital and capital investments. For the purposes of the 2012 LTPP Awards, the Company achieved a 17.22% ROIC during the applicable two-year performance period. The Company calculates ROIC as follows:

The average fiscal year end balance for 2012 and 2013 adjusted operating incomes + rents

The average for fiscal years 2011, 2012 and 2013 of

(Inventory + Net Property Held for Sale – Accounts Payable + Net PP&E + Capitalized leases)

Restricted Stock Awards

In recognition of the Company’s strong operational and financial performance in 2013, the Board of Directors approved the issuance in July 2013 of 12,000 shares of restricted stock to Ms. Cochran and the Compensation Committee approved the issuance in July 2013 of 3,000 shares of restricted stock to Mr. Hyatt.

These shares of restricted stock shall vest on the third year anniversary of the date of grant, subject to continuous employment with the Company on the vesting date. These shares of restricted stock also receive dividend equivalent rights, paid upon vesting of the restricted stock, in respect of the restricted stock at the time of any payment of dividends to Company’s outstanding common stock.

Health and Welfare Benefits

We offer a group insurance program consisting of life, disability and health insurance benefit plans that cover all full-time management and administrative employees and a supplemental group term life insurance program, which covers our Named Executive Officers and certain other management personnel. Aside from the annual recalibration of benefit costs and the associated premium changes that affect all participants, no significant changes were made to our health and welfare benefits for our Named Executive Officers during 2013.

Severance and Change in Control Provisions

None of our current Named Executive Officers has an employment agreement, other than Ms. Cochran, whose agreement is described on pages 38 and 39 of this proxy statement and governs her arrangement relating to severance and/or a change in control of the Company.

All of our other Named Executive Officers have entered into management retention agreements. Under these agreements, which have a three-year term expiring in May 2015, such Named Executive Officers receive severance benefits of 12-18 months’ base salary, depending on their position and length of service. The retention agreement with respect to the Chief Executive Officer is applicable for the two-year period following the expiration of the term of her employment agreement. These management retention agreements require a “double trigger” (change-in-control coupled with termination of employment without cause or for “good reason” (as defined in the agreements)) before the Named Executive Officer will receive the following benefits:

•	3.0 (for those holding the title of Executive Vice President or Chief Executive Officer, subsequent to termination of her employment agreement) or 2.0 (for all other Named Executive Officers) times the sum of (i) their average base salary during the three years prior to termination and (ii) their average bonus payments during the three years prior to termination;

•	18 months’ continuation of benefits under COBRA, reimbursed by the Company; and

•	Acceleration of all unvested equity awards.

These agreements do not contain an “evergreen” feature (i.e. they do not automatically renew) and do not provide for excise tax gross-up protection.

Potential payments pursuant to these agreements under various termination scenarios are more fully described under “—COMPENSATION TABLES AND INFORMATION—Potential Payments Upon Termination or Change in Control” below, including the table on pages 36 and 37 of this proxy statement.

Additionally, these agreements obligate such Named Executive Officers (i) not to work as an employee or consultant for any “multi-unit restaurant business that offers full service family or casual dining” for a period of one year (18 months with respect to the Chief Executive Officer) following the severance event and (ii) not to solicit the employees of the Company for a period of 18 months following the severance event.

These agreements are intended to ensure that the Company will have the continued dedication, undivided loyalty, and objective advice and counsel from these key executives in the event of a proposed transaction, or the threat of a transaction, which could result in a change in control of the Company. When establishing our management retention agreements, the Compensation Committee intended to provide our Named Executive Officers with adequate financial security so that they could focus on achieving successful business continuity. We believe that the provision of severance and benefits and change in control protection for our Named Executive Officers is consistent with market practice, is a valuable executive talent retention provision, and is consistent with the objectives of our overall executive compensation program.

Perquisites/Retirement Benefits

We provide very limited perquisites and other benefits to our Named Executive Officers aside from participation in benefit plans that are broadly applicable to our employees. Any perquisites that are received by Named Executive Officers are reflected in the Summary Compensation Table on pages 31 and 32 of this proxy statement under the “All Other Compensation” column and related footnote. In particular:

•	Named Executive Officers do not have use of a Company vehicle;

•	Named Executive Officers may not schedule the Company aircraft for personal travel;

•	We do not have a defined benefit pension plan or SERP; and

•	With the exception of certain limited payments that were provided for Ms. Cochran in partial reimbursement for legal fees incurred in negotiating her employment agreement and for Mr. Barber and Ms. Cochran in reimbursement of expenses relating to home security, we do not provide a number of perquisites that are provided by other companies, such as club memberships or drivers.

Employment Agreement Amendment with Michael A. Woodhouse

On August 6, 2012, Michael A. Woodhouse, at that time the Executive Chairman of the Company, entered into an amendment (the “Amendment”) to his Employment Agreement, dated September 12, 2011. This Amendment addressed matters associated with his agreed upon retirement as Executive Chairman on November 7, 2012. The Amendment set forth and clarified that Mr. Woodhouse, upon his termination of employment, (i) received a cash payment of $900,000, (ii) forfeited (regardless of corporate achievement or performance milestones) all awards of MSU Grants under the Company’s 2011 MSU Grant that vested in August 2013, (iii) agreed to a pro rata award of performance shares and MSU Grants under the Company’s 2012 and 2013 Long-Term Incentive Programs based on service through his retirement date, and (iv) provided a release of claims. The Company also provided reimbursement of $25,000 in legal fees, incurred by Mr. Woodhouse in connection with negotiation of the Amendment and related matters, and COBRA premium payments for up to 18 months following his resignation date.

OTHER EXECUTIVE COMPENSATION POLICIES AND GUIDELINES

Stock Ownership Guidelines

We have stock ownership guidelines (the “Ownership Guidelines”) covering all executive officers, which are posted on our website at www.crackerbarrel.com. The Ownership Guidelines emanate from the Compensation Committee’s belief that executives and directors should accumulate a meaningful level of ownership in Company stock to align their interests with shareholders. In 2012, the Compensation Committee revised the Ownership Guidelines to be based on a multiple of base salary for executive officers and the total annual cash retainer for non-employee directors. The Chief Executive Officer’s guideline is five times base salary, the Chief Financial Officer’s and any Executive Vice President’s guideline is three times base salary and any other executive officer’s guideline is two times base salary. No officer may sell or otherwise dispose of any shares until his or her aggregate ownership satisfies these requirements. Similarly, our non-employee directors are subject to a guideline of the greater of (i) 5,000 shares and (ii) five times the annual cash retainer paid to such non-employee director. Calculations to determine compliance with the Ownership Guidelines are made during the first quarter of each fiscal year, and are based upon (i) each executive officer’s base salary applicable at the time of such calculation and (ii) the average closing price of the Company’s common stock, as reported by NASDAQ, for each trading day during the last 30 calendar days of the preceding fiscal year and the first 30 calendar days of the fiscal year in which the calculation is performed. For fiscal 2013, the Ownership Guidelines for our named executive officers were as follows:

Executive Officer	Multiple of Base Salary

Sandra B. Cochran	5X

Lawrence E. Hyatt	3X

Douglas E. Barber	3X

Edward A. Greene	2X

Nicholas V. Flanagan	2X

Executive officers and non-employee directors must retain 100% of the net number of shares of common stock acquired (after payment of exercise price, if any, and taxes) upon the exercise of stock options and the vesting of restricted stock or restricted stock units granted until they achieve the guideline. Once achieved, ownership of the guideline amount must be maintained for as long as the executive officers and non-employee directors are subject to the Ownership Guidelines. Executive officers and non-employee directors who do not comply with the Ownership Guidelines may not be eligible for future equity awards. If an executive officer or non-employee director falls below the required ownership threshold, he or she will be prohibited from selling shares of Company common stock until he or she meets the ownership thresholds.

Anti-Hedging Policy

In 2012, the Compensation Committee adopted an anti-hedging policy (the “Anti-Hedging Policy”) to prohibit directors and officers from directly or indirectly engaging in hedging against future declines in the market value of the Company’s securities through the purchase of financial instruments designed to offset such risk. The Compensation Committee considers it improper and inappropriate for directors and officers of the Company to hedge or monetize transactions to lock in the value of the Company’s securities. When that occurs, the director’s or officer’s incentives and objectives may be less closely aligned with those of the Company’s other shareholders, and the director’s or officer’s incentive to improve the Company’s performance may be (or may appear to be) reduced.

Under the Anti-Hedging Policy, no director of officer may, directly or indirectly, engage in any hedging transaction that reduces or limits the director’s or officer’s economic risk with respect to the director’s or officer’s holdings, ownership or interest in the Company’s securities, including outstanding stock options, stock appreciation rights or other compensation awards the value of which are derived from, referenced to or based on the value or market price of the Company’s securities.

Prohibited transactions include the purchase by a director or officer of financial instruments, including, without limitation, prepaid variable forward contracts, equity swaps, collars, puts, calls or other derivative securities that are designed to hedge or offset a decrease in market value of the Company’s securities.

Compensation Risk Analysis

The Compensation Committee is responsible for overseeing our incentive compensation arrangements, for aligning such arrangements with sound risk management and long-term growth and for verifying compliance with applicable regulations. The Compensation Committee conducted an internal assessment of our executive and non-executive incentive compensation programs, policies and practices. The Compensation Committee reviewed and discussed: the various design features and characteristics of the Company-wide compensation policies and programs; performance metrics; and approval mechanisms of all incentive programs. Based on this assessment and after discussion with management and Cook & Co., the Compensation Committee has concluded that our incentive compensation arrangements and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Recoupment Provisions

The Company may recover any incentive compensation awarded or paid pursuant to an incentive plan based on (i) achievement of financial results that were subsequently the subject of a restatement due to material noncompliance with any financial reporting requirement under either GAAP or the federal securities laws, other than as a result of changes to accounting rules and regulations, or (ii) a subsequent finding that the financial information or performance metrics used by the Compensation Committee to determine the amount of the incentive compensation were materially inaccurate, in each case regardless of individual fault. In addition, the Company may recover any incentive compensation awarded or paid pursuant to any incentive plan based on a participant’s conduct which is not in good faith and which materially disrupts, damages, impairs or interferes with the business of the Company and its affiliates.

Impact of Tax and Accounting Treatments on Compensation

Although the accounting and tax treatment of executive compensation generally has not been a factor in the Compensation Committee’s decisions regarding the amounts of compensation paid to our executive officers, it has been a factor in the compensation mix as well as the design of compensation programs. We have attempted to structure our compensation to maximize the tax benefits to the Company (e.g., deductibility for tax purposes) and to appropriately reward performance. The accounting treatment of differing forms of equity awards presently used to compensate our executives vary. However, the accounting treatment is not expected to have a material effect on the Compensation Committee’s selection of differing types of equity awards.

Sections 280G and 4999

As described above, we provide our Named Executive Officers with management retention agreements. These agreements provide for severance payments following a termination in connection with a change in control of the Company under certain circumstances. None of our Named Executive Officers has a right under these management retention agreements or otherwise to receive any gross-up payment to reimburse such executive officer for any excise tax under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”).

Section 162(m)

Section 162(m) of the Code imposes a $1.0 million limit on the amount a public company may deduct for compensation paid to its Chief Executive Officer or any of our four other most highly compensated executive officers (excluding our chief financial officer, who the Internal Revenue Service has indicated may be excluded) who are employed by the Company as of the end of the fiscal year. However, the limit described in Section 162(m) does not apply to compensation that satisfies the requirements of Section 162(m) for “qualifying performance-based” compensation. The Compensation Committee attempts to maximize deductibility of compensation under Section 162(m) to the extent practicable while maintaining a competitive, performance-based compensation program. However, the Compensation Committee also believes that it must (and does) reserve the right to award compensation which it deems to be in our best interest and our shareholders, but which may not be fully tax deductible under Section 162(m).

The Company intends for payments under the annual bonus plan to qualify as “performance based” compensation under Section 162(m) of the Code. For 2013, the Compensation Committee approved the establishment of the bonus pool which is funded based on the achievement of operating income. If the Company achieved an operating income of less than $158.3 million then the bonus pool would not fund and no payouts would be made under the bonus plan. Actual bonus payments to individual executives are based on the achievement of performance criteria set forth under “ELEMENTS OF COMPENSATION PROGRAM—Annual Bonus Plan,” on pages 22 and 23.

Likewise, the Company also intends for awards made under its various long-term incentive plans to qualify as “performance based” compensation under Section 162(m) of the Code to the maximum extent permitted under the 2010 Omnibus Plan. As with the annual bonus plan, eligibility to receive awards under the long-term incentive plans is dependent upon the Company’s operating income performance during the applicable performance period. As with the annual bonus plan, eligibility to receive awards under the long-term incentive plans is dependent upon the Company’s operating income performance during the applicable performance period. For example, for the 2013 MSU Grant, the operating income threshold is $450.0 million over the three-year performance period. If these operating income performance goals are not met, then no award will be made under the applicable plan to any executive officer participating in the plan. If, however, the applicable operating income performance goal is met, then each participant in the applicable plan will become eligible to receive an equity award determined according to the performance criteria described under “ELEMENTS OF COMPENSATION PROGRAM—Long-Term Incentives,” above.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) included in this proxy statement. Based on its review and discussions of the CD&A with management, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for 2013.

This report has been submitted by the members of the Compensation Committee:

Coleman H. Peterson, Chair

Glenn A. Davenport

Richard J. Dobkin

Andrea M. Weiss

COMPENSATION TABLES AND INFORMATION

Summary Compensation Table

The following table sets forth information regarding the compensation for the Named Executive Officers during 2011, 2012 and 2013.

Name and Principal Position	Year	Salary		Stock Awards(2)	Non-Equity Incentive Plan Compensation	All Other Compensation(3)	Total
		($)		($)	($)	($)	($)

Sandra B. Cochran, President and Chief Executive Officer	2013	$925,000		$4,112,207	$1,105,745	$51,478	$6,194,430
	2012	$869,792		$2,421,606	$1,051,144	$83,692	$4,426,234
	2011	$593,750		$1,659,163	$542,984	$258,209	$3,054,106

Lawrence E. Hyatt, Senior Vice President and Chief Financial Officer	2013	$490,000		$1,026,438	$440,022	$7,151	$1,933,611
	2012	$475,000		$703,624	$401,826	$2,160	$1,582,610
	2011	$277,083		$963,863	$177,375	$50,975	$1,469,296

Douglas E. Barber, Executive Vice President, Chief People Officer	2013	$445,000		$619,730	$372,367	$9,751	$1,446,848
	2012	$435,000		$644,390	$367,988	$49,001	$1,496,379
	2011	$451,250		$967,331	$323,160	$39,719	$1,781,460

Nicholas V. Flanagan, Senior Vice President, Operations	2013	$360,000		$289,288	$258,206	$10,424	$917,918
	2012	$314,792		$1,155,544	$228,256	$6,623	$1,705,215

Edward A. Greene, Senior Vice President, Strategic Initiatives	2013	$375,000		$301,258	$224,138	$8,433	$908,829
	2012	$364,619		$311,583	$220,322	$18,007	$914,531
	2011	$364,619		$640,045	$166,722	$15,349	$1,186,735

Michael A. Woodhouse, former Executive Chairman	2013	$201,705	(1)	$131,295	$0	$940,034	$1,273,034
	2012	$788,447		$883,150	$994,096	$137,227	$2,752,919
	2011	$1,100,000		$2,183,373	$1,257,437	$133,756	$4,674,566

(1)	Reflects a prorated amount based on Mr. Woodhouse’s service during fiscal 2013 as our Executive Chairman until his retirement effective November 7, 2012.
(2)	The amounts disclosed in this column reflect the aggregate grant date fair value of (a) performance based awards made in fiscal 2011, 2012 and 2013 and (b) time based awards made in July 2013 to Ms. Cochran and Mr. Hyatt, each calculated in accordance with Financial Accounting Standards Board Accounting Standard Code Topic 718 (“ASC Topic 718”). For the performance-based awards, the aggregate grant date fair value has been determined assuming the probable outcome of the performance condition on the date of the grant (i.e., the achievement of the target performance level). Assuming an outcome of the performance conditions at the maximum level, the aggregate grant date fair values of the awards made in fiscal 2013 are as follows:

Name	Year	Aggregate Grant Date Fair Value at Maximum Performance Level
Sandra B. Cochran	2013	$6,324,806
Lawrence E. Hyatt	2013	$1,578,375
Douglas E. Barber	2013	$1,085,115
Nicholas V. Flanagan	2013	$ 506,528
Edward A. Greene	2013	$ 527,487
Michael A. Woodhouse	2013	$ 236,463

For information regarding the compensation cost of the awards and the assumptions used to calculate the grant date fair value of the awards, see Note 11 to the Consolidated Financial Statements included or incorporated by reference in the Company’s Annual Reports on Form 10-K for fiscal 2013, 2012 and 2011.

(3)	The table below sets forth information regarding each component of compensation included in the “All Other Compensation” column of the Summary Compensation Table above.

	Year	Life Insurance	Long-term Disability	Dividend Equivalents on Shares of Restricted Stock	Company Match Under Non-Qualified Deferred Compensation Plan	Company Match Under 401(k) Plan	Other (1)	Total

Sandra B. Cochran	2013	$19,740	$1,728	$0	$28,486	$1,056	$468	$51,478

Lawrence E. Hyatt	2013	$1,135	$1,728	$0	$4,288	$0	$0	$7,151

Douglas E. Barber	2013	$1,114	$1,728	$0	$6,675	$0	$234	$9,751

Nicholas V. Flanagan	2013	$1,073	$1,728	$0	$1,288	$6,335	$0	$10,424

Edward A. Greene	2013	$1,080	$1,728	$0	$5,625	$0	$0	$8,433

Michael A. Woodhouse	2013	$263	$360	$0	$0	$0	$939,411	$940,034

___________

(1)	Includes (a) security system expenses as follows: Ms. Cochran—$468 and Mr. Barber—$234; (b) reimbursement of legal fees in connection with Mr. Woodhouse’s employment amendment—$25,000; (c) a matching charitable gift for Mr. Woodhouse of $1,000 under our Board of Directors matching grant program; and (d) $900,000 severance payment and $13,411 for reimbursement of COBRA-related premiums.

Grants of Plan-Based Awards Table

The following table sets forth information regarding grants of plan-based awards made to the Named Executive Officers during 2013.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Sandra B. Cochran		$277,500	$925,000	$1,850,000
	09/27/12				10,954	21,908	43,816		$1,478,790
	09/27/12					21,908	32,862		$1,467,617
	07/30/13							12,000	$1,165,800

Lawrence E. Hyatt		$102,900	$343,000	$686,000
	09/27/12				2,733	5,465	10,930		$368,888
	09/27/12					5,465	8,198		$366,100
	07/30/13							3,000	$291,450

Douglas E. Barber		$93,450	$311,500	$623,000
	09/27/12				2,304	4,608	9,216		$311,040
	09/27/12					4,608	6,912		$308,690

Nicholas V. Flanagan		$64,800	$216,000	$432,000
	09/27/12				1,076	2,151	4,302		$145,193
	09/27/12					2,151	3,227		$144,095

Edward A. Greene		$56,250	$187,500	$375,000
	09/27/12				1,120	2,240	4,480		$151,200
	09/27/12					2,240	3,360		$150,058

Michael A. Woodhouse		$0	$0	$0
	09/27/12				586	1,171	2,342		$79,043
	09/27/12					780	1,170		$52,252

(1)	The amounts shown reflect the possible aggregate payouts in respect of fiscal 2013 under the 2013 annual bonus plan at the “threshold,” “target” and “maximum” levels. Actual payouts for fiscal 2013 are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For a discussion of the 2013 annual bonus plan and the fiscal 2013 payouts, see “Compensation Discussion and Analysis—Elements of Compensation Program—Annual Bonus Plan.”
(2)	The amounts shown reflect the possible payouts (at grant date fair value) for the LTPP Awards granted under the 2013 LTPP and MSU Grants awarded under the 2013 MSU Grant. The grant date fair value of these awards, based on the probable outcome of the relevant performance conditions as of the grant date (computed in accordance with ASC Topic 718) is the amount reported in the “Stock Awards” column of the Summary Compensation Table. No awards will be earned unless the Company’s operating income Section 162(m) threshold for the performance period is met. For a description of the Section 162(m) thresholds, see “COMPENSATION DISCUSSION AND ANALYSIS—OTHER EXECUTIVE COMPENSATION POLICIES AND GUIDELINES—Section 162(m).” Once the threshold is met, the Named Executive Officers will be eligible to receive up to 200% of his or her 2013 LTPP target and up to 150% of his or her 2013 MSU Grant target. For a discussion of the 2013 Long-Term Incentive Program, see “COMPENSATION DISCUSSION AND ANALYSIS—ELEMENTS OF COMPENSATION PROGRAM—Long-Term Incentives.”
(3)	In recognition of the Company’s strong operational and financial performance in 2013, the Board of Directors approved the issuance in July 2013 of 12,000 shares of restricted stock to Ms. Cochran and the Compensation Committee approved the issuance in July 2013 of 3,000 shares of restricted stock to Mr. Hyatt. These shares of restricted stock shall vest on the third year anniversary of the date of grant, subject to continuous employment with the Company on the vesting date. These shares of restricted stock also receive dividend equivalent rights, paid upon vesting of the restricted stock, in respect of the restricted stock at the time of any payment of dividends to the Company’s outstanding common stock.
(4)	The amounts disclosed in this column reflect the aggregate grant date fair value of the awards calculated in accordance with ASC Topic 718. For the performance-based awards (i.e., the LTPP Awards and MSU Grants), the aggregate grant date fair value has been determined assuming the probable outcome of the performance condition on the date of the grant (i.e., the achievement of the target performance level), excluding the effect of estimated forfeitures. For information regarding the compensation cost of the awards and the assumptions used to calculate grant date fair value of the awards, see Note 11 to the Consolidated Financial Statements included or incorporated by reference in the Company’s Annual Report on Form 10-K for fiscal 2013.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding equity awards held by the Named Executive Officers as of August 2, 2013.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)(9)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(13)

Sandra B. Cochran			10,954(10)	$1,105,806
			36,009(11)	$3,635,109
			21,908(12)	$2,211,613
	12,000(1)	$1,211,400

Lawrence E. Hyatt			2,732(10)	$275,795
			10,462(11)	$1,056,139
			5,465(12)	$551,692
	8,000(2)	$807,600
	3,000(3)	$302,850

Douglas E. Barber			2,304(10)	$232,589
			9,582(11)	$967,303
			4,608(12)	$465,178

Nicholas V. Flanagan			1,075(10)	$108,521
			3,811(11)	$384,720
			2,151(12)	$217,143
	10,000(4)	$1,009,500
	10,000(5)	$1,009,500

Edward A. Greene			1,120(10)	$113,064
			4,633(11)	$467,701
			2,240(12)	$226,128
	1,000(6)	$100,950
	1,500(7)	$151,425
	2,500(8)	$252,375

Michael A. Woodhouse			585(10)	$59,056
			9,531(11)	$962,154
			780(12)	$78,741

(1)	Vests on July 30, 2016.
(2)	Vests on January 3, 2014.
(3)	Vests on July 30, 2016.
(4)	Vests on September 12, 2014.
(5)	Vests on May 7, 2015.
(6)	Vests on November 1, 2013.
(7)	Vests on November 1, 2014.
(8)	Vests on November 1, 2015.
(9)	Reflects the aggregate market value determined based on a per share price of $100.95, the closing price for our common stock on August 2, 2013.
(10)	This award represents the 2013 LTPP Awards. The 2013 LTPP Award has a two year performance period, which ends on August 1, 2014. Actual awards are distributable, if at all, following the end of the performance period. The number of shares reflected assumes a threshold level of payout.
(11)	This award represents the 2012 MSU Grant. The 2012 MSU Grant has a three year performance period, which ends on August 1, 2014. Actual awards are distributable, if at all, following the end of the performance period. The number of shares reflected assumes the maximum payout of 150% of target.
(12)	This award represents the 2013 MSU Grant. The 2013 MSU Grant has a three year performance period, which ends on July 31, 2015. Actual awards are distributable, if at all, following the end of the performance period. The number of shares reflected assumes a target level of payout.
(13)	Reflects the aggregate market value of the LTPP Awards and MSU Grants determined based on a per share price of $100.95, the closing price for our common stock as quoted on the Nasdaq Global Select Market on August 2, 2013.

Option Exercises and Stock Vested

The following table sets forth information, for the Named Executive Officers, regarding (1) stock option exercises during 2013, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of restricted stock and the value realized, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired On Vesting (#)	Value Realized on Vesting ($)(2)

Sandra B. Cochran	62,442	$2,313,849	18,585	$1,229,769
Lawrence E. Hyatt	—	$—	5,789	$383,058
Douglas E. Barber	14,264	$491,911	10,835	$716,952
Nicholas V. Flanagan	—	$—	3,500	$224,455
Edward A. Greene	3,715	$132,469	4,395	$290,817
Michael A. Woodhouse	35,659	$1,285,047	44,204	$2,924,979

(1)	Value is based on the closing price of a share of the Company’s common stock as quoted by the Nasdaq Global Select Market on the exercise date, minus the cost of the option (i.e., the exercise price).
(2)	Value is based on the closing price of a share of the Company’s common stock as quoted by the Nasdaq Global Select Market on the vesting date.

Equity Compensation Plan Information

The following table sets forth information with respect to our equity plans as of August 2, 2013.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	Options – 89,055	$36.74	1,487,830
	Full Value – 344,679	—	—

Equity compensation plans not approved by security holders(3)	Options – 12,083	$39.97	0
	Full Value – 0	—	—

Total	Options – 101,138	$37.12	1,487,830
	Full Value – 344,679(2)	—	—

(1)	As of August 2, 2013, options to purchase (i) 43,107 shares of our common stock at a weighted average exercise price of $39.79 per share were outstanding under the Amended and Restated Stock Option Plan, and (ii) 45,948 shares of our common stock at a weighted average exercise price of $33.87 per share were outstanding under the Cracker Barrel 2002 Omnibus Incentive Compensation Plan. No options have been granted under the 2010 Omnibus Plan.
(2)	Includes target awards under the 2012 and 2013 LTPP and 2012 and 2013 MSU Grants, representing a total of 261,825 shares of common stock. Actual share awards, if any, will be made at the end of the applicable performance period for each of these plans.
(3)	As of August 2, 2013, options to purchase 12,083 shares of our common stock at a weighted average exercise price of $39.97 per share were outstanding under the CBRL Group, Inc. 2000 Non-Executive Stock Option Plan.

Non-Qualified Deferred Compensation

We maintain a non-qualified deferred compensation plan for our executive officers and certain employees. The deferred compensation plan permits participants to voluntarily defer receipt of up to 50% of their compensation and up to 100% of their performance-based compensation. These deferrals are fully funded from deductions from the participants’ applicable payroll or bonus checks. Amounts deferred under the deferred compensation plan are payable in cash on the date or dates selected by the participant in accordance with the terms of the plan or on such other dates specified in the plan. Deferred amounts earn rates of return based on the performance of several investment alternatives selected by the participant. These investment alternatives mirror those available to all eligible employees under our 401(k) plan. We also provide a 25% match of the participants’ contributions up to 6% of their compensation (or, a maximum of 1.5% of their compensation, the same matching formula used in our 401(k) plan). The following table provides additional information regarding the deferred compensation accounts for each Named Executive Officer, including the voluntary contributions made by the Named Executive Officers and by us to the non-qualified deferred compensation plan during 2013 and the aggregate deferred compensation balance as of the end of our fiscal year ended August 2, 2013.

Name	Aggregate Balance at Beginning FYE ($)	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Sandra B. Cochran	$326,968	$118,491	$28,486	$80,599	$0	$554,544
Lawrence E. Hyatt	$0	$17,150	$4,288	$0	$0	$21,438
Douglas E. Barber	$251,184	$26,669	$6,675	$38,296	$0	$322,824
Nicholas V. Flanagan	$237,255	$35,283	$6,335	$58,403	$0	$337,276
Edward A. Greene	$94,811	$22,468	$5,625	$80	$0	$122,984
Michael A. Woodhouse	$4,130,415	$0	$0	$568	$4,130,983	$0

(1)	Executive contributions are included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns for 2013 in the Summary Compensation Table.
(2)	Company contributions are included in the “All Other Compensation” column for 2013 in the Summary Compensation Table.
(3)	The earnings reflected in this column represent investment earnings or losses from voluntary deferrals and Company contributions, as applicable, based on the results of the investment choices made by the Named Executive Officers. As noted above, the investment options available under the deferred compensation plan mirror the investment options that are available to all eligible employees in the 401(k) plan. Because the Named Executive Officers do not receive preferential or above-market rates of return under the deferred compensation plan, earnings under the deferred compensation plan are not included in the Summary Compensation table.
(4)	The following amounts from this column were reported in Summary Compensation Tables for prior fiscal years: Ms. Cochran, $384,925.64; Mr. Barber $93,207.12; Mr. Flanagan $78,601.00; Mr. Greene $77,274.00; and Mr. Woodhouse $1,185,564.55. These amounts reflect actual amounts reported and do not include accumulated earnings.

Potential Payments Upon Termination or Change in Control

Our Named Executive Officers are entitled to certain benefits in the event their employment is terminated under specified circumstances. Circumstances which would trigger payments and/or other benefits to certain of our Named Executive Officers include death, disability, termination of employment by us without cause, termination by the Named Executive Officer for good reason or a change in control of the Company.

In order for a Named Executive Officer to receive the payment and benefits to which he or she is entitled pursuant to any applicable employment agreement or our severance policy, he or she must execute and deliver to us a release of claims against us in a form satisfactory to us. Named Executive Officers are subject to certain restrictive covenants (including, without limitation, non-competition, non-solicitation, non-disparagement and confidentiality covenants). In the event a Named Executive Officer breaches any applicable restrictive covenant, we will cease making any future payments or providing any other benefits to the Named Executive Officer and will also consider pursuing legal and equitable remedies available to us under any applicable employment agreement and applicable law.

The following table sets forth payments and benefits that may be received by our Named Executive Officers under any existing employment agreement, equity grant agreements, plans or arrangements, whether written or unwritten, in the event of termination for specified reasons and/or a change-in-control of the Company. The following information has been prepared based on the assumption that the Named Executive Officer was terminated, or a change in control of the Company occurred, on August 2, 2013. The closing price for our common stock on August 2, 2013 was $100.95.

Name	Termination by Company without Cause(1)	Termination by Company for Cause before or after Change in Control(1)	Death or Disability(1)	Termination by Named Executive Officer for Good Reason (or for Change in Duties or Compensation) before Change in Control(1)	Termination by Named Executive Officer for Good Reason (or for Change in Duties or Compensation) or by Company without Cause after Change in Control(1)
Sandra B. Cochran	$19,521,336	$0	$14,457,192	$19,521,336	$23,392,177
Lawrence E. Hyatt	$506,000	$0	$4,928,023	$506,000	$7,388,497
Douglas E. Barber	$683,500	$0	$4,382,873	$683,500	$7,252,592
Nicholas V. Flanagan	$376,000	$0	$2,501,294	$376,000	$4,768,992
Edward A. Greene	$391,000	$0	$2,415,853	$391,000	$3,976,066

(1)	With respect to Ms. Cochran, the applicable amounts are determined based on her employment agreement with us. With respect to the other Named Executive Officers, the applicable amounts are determined based on our severance plan.

Pursuant to the terms of his Amendment as further described above, Mr. Woodhouse received a cash payment of $900,000, reimbursement of $25,000 in legal fees incurred by Mr. Woodhouse associated with negotiation of the Amendment and reimbursement of $13,411 for COBRA premium payments. Mr. Woodhouse also received a pro rata award of performance shares and MSU Grants under the Company’s 2012 Long-Term Incentive Program based on service with the Company until his retirement on November 7, 2012.

Director Compensation Table

The table below sets forth the 2013 compensation of non-employee directors, which is described in greater detail on page 13 of this proxy statement. We have no non-equity incentive plan for non-employee directors and, during 2013, no director received an option award or earned “above-market” (as that term is defined by the SEC) interest on any of his or her compensation that had been deferred.

Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation		Total
Thomas H. Barr	$73,750	$128,053	$0	$0		$201,803
James W. Bradford	$123,000	$149,824	$0	$6,894	(4)	$279,718
Robert V. Dale(3)	$44,000	$0	$0	$3,195	(4)	$47,195
Glenn A. Davenport	$88,750	$128,053	$0	$10,956	(4)	$227,759
Richard J. Dobkin	$114,750	$86,964	$8,335	$0		$210,049
Norman E. Johnson	$81,750	$107,479	$0	$0		$189,229
Charles E. Jones, Jr.(3)	$25,000	$0	$(1,110,801)	$1,270	(4)	$(1,084,531)
B.F. “Jack” Lowery(3)	$24,500	$0	$(402,988)	$1,270	(4)	$(377,218)
William W. McCarten	$93,750	$86,964	$0	$10,956	(4)	$191,670
Martha M. Mitchell	$95,250	$86,964	$41,268	$4,355	(4)	$227,837
Coleman H. Peterson	$104,750	$86,964	$0	$0		$191,714
Andrea M. Weiss	$87,250	$86,964	$134,230	$11,956	(4)(5)	$320,400

(1)

The amounts disclosed in this column reflect the aggregate grant date fair value of the restricted stock awards granted on November 15, 2012, calculated in accordance with ASC Topic 718. On November 15, 2012, in accordance with our director compensation policy described under “Board of Directors and Committees—Compensation of Directors” each non-employee director received a grant of shares of restricted stock having a value equal to $90,000, with the number of shares of restricted stock included in such grant to be determined based on the closing price of our common stock on November 15, 2012. Our independent Chairman James W. Bradford also received a grant of shares of restricted stock having a value equal to $65,000, with the number of shares of restricted stock included in such grant to be determined based on the closing price of our common stock on November 15, 2012. Messrs. Barr, Davenport and Johnson received a pro rata grant of shares of restricted stock for their service since joining the Board during fiscal 2012 and having a value equal to $90,000, with the number of shares of restricted stock included in such grant to be determined based on the closing price of our common stock on November 15, 2012. All awards vest in their entirety one year from the date of the grant. For information regarding the compensation cost of the awards and the assumptions used to calculate grant date fair value of the awards, see Note 11 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for 2013. The non-employee director will receive no dividends or other distributions with respect to the shares of restricted stock he or she holds.
(2)	At fiscal year-end, the aggregate number of outstanding stock awards and outstanding option awards held by each non-employee director was as follows: Mr. Barr—2,141 shares of restricted stock; Mr. Bradford—2,505 shares of restricted stock; Mr. Dale—2,141 shares of restricted stock; Mr. Davenport—2,141 shares of restricted stock; Mr. Dobkin—4,000 option shares and 1,454 shares of restricted stock; Mr. Johnson—1,797 shares of restricted stock; Mr. Jones—7,000 option shares; Mr. McCarten—1,454 shares of restricted stock; Ms. Mitchell—5,000 option shares and 1,454 shares of restricted stock; Mr. Peterson—1,454 shares of restricted stock; and Ms. Weiss—5,000 option shares and 1,454 shares of restricted stock.
(3)	Messrs. Dale, Jones and Lowery retired from the Board effective immediately prior to the 2012 Annual Meeting on November 15, 2012.
(4)	Reflects cost of the Company providing medical, prescription and dental insurance benefits to the director.
(5)	Reflects matching of charitable donations pursuant to our Board of Directors matching grant program. Under the matching grant program, we match up to $1,000 donated by our directors to a charitable organization of their choice.

Ms. Cochran, our President and Chief Executive Officer, and Mr. Woodhouse, our former Executive Chairman, were compensated pursuant to their respective employment agreements and certain benefit plans described above under “EXECUTIVE COMPENSATION” above. They did not receive additional benefits as a result of their service on our Board of Directors.

Employment and Other Agreements

Employment Agreement with Named Executive Officers

We currently have one employment agreement with a Named Executive Officer as further described below.

Employment Agreement with Sandra B. Cochran

Under Ms. Cochran’s employment agreement, she serves as our President and Chief Executive Officer. Ms. Cochran’s employment agreement was extended in September 2013 for three additional years, expiring September 26, 2018.

Ms. Cochran’s annual base salary and bonus compensation are set by the Board in accordance with her employment agreement. In 2013, she received an annual base salary of $925,000 and an annual bonus opportunity with a target of 100% of annual base salary. Additionally, with respect to any of our long-term incentive plans, all grants under which are currently performance-based, Ms. Cochran’s target LTPP and MSU percentages under each plan were each 148.6% of annual base salary in 2013. For 2014, Ms. Cochran’s base salary was increased 3.2% to $955,000 and her target LTPP and MSU percentages under each plan were 170% of annual base salary for 2014. Future annual bonus and long-term incentive awards to Ms. Cochran will be recommended by the Compensation Committee and approved by the Board of Directors. Ms. Cochran’s employment agreement provides that any of her “incentive-based compensation” (as such term is defined in the Exchange Act) will be subject to clawback by us in the manner required by the Exchange Act, as determined by the applicable SEC rules. Ms. Cochran is eligible to participate in the benefit programs generally available to our senior executive officers.

Ms. Cochran is also entitled to severance and change in control benefits under the terms of her employment agreement. In the event that Ms. Cochran’s employment is terminated by the Company without cause or terminated by Ms. Cochran with good reason, Ms. Cochran will be entitled to receive (1) a lump sum payment of accrued obligations, including, among other things, annual base salary through the date of termination to the extent not previously paid and the pro-rata portion of the amounts payable under any then existing incentive or bonus plan applicable to Ms. Cochran for the portion of the year in which the termination occurs (“accrued obligations”); (2) one and a half times the sum of (x) then current annual base salary and (y) target current year bonus, payable in installments ratably over 24 months; and (3) a continuation of life, medical and disability insurance benefits for 24 months. Additionally, Ms. Cochran’s agreement provides for acceleration of vesting of certain equity awards held by Ms. Cochran at the time of termination without cause or with good reason.

In the event that a change in control of the Company occurs prior to the expiration of the term of Ms. Cochran’s employment agreement, and her employment is terminated without cause or terminated by Ms. Cochran with good reason within 90 days prior to or two years following the change in control, Ms. Cochran will be entitled to receive (1) a lump sum payment of accrued obligations; (2) a lump sum payment of three times the sum of (x) then current annual base salary and (y) target current year bonus; and (3) a continuation of life, medical and disability insurance benefits for 24 months. Additionally, Ms. Cochran’s agreement provides for acceleration of vesting of certain equity awards held by Ms. Cochran at the time of termination without cause or with good reason in connection with a change in control.

Pursuant to the terms of Ms. Cochran’s employment agreement, if we cease to employ Ms. Cochran in the capacity of Chief Executive Officer at any time following the expiration of the term of her employment agreement, then we will pay Ms. Cochran one and a half times her annual base salary in installments ratably over 18 months.

The payment of the foregoing severance and change in control benefits, exclusive of certain accrued obligations, is subject to execution by Ms. Cochran of a release of claims against us. Ms. Cochran will be subject to non-competition, non-solicitation and confidentiality covenants following the termination of her employment. For quantitative disclosure regarding estimated payments and other benefits that would have been received by Ms. Cochran or her estate if her employment had terminated on August 2, 2013, the last business day of 2013, under various circumstances, see “Potential Payments Upon Termination or Change in Control” above.

The terms were negotiated on behalf of the Company by the Compensation Committee, with the assistance of Cook & Co., and approved by the Board of Directors. Ms. Cochran and the Company were each represented by separate independent legal counsel.

Severance Plan and Management Retention Agreements

We have a severance plan that applies to our Named Executive Officers without employment contracts. Under the severance plan, executives receive, depending upon seniority, up to 18 months’ base salary as a result of termination of their employment by us other than for “cause,” which is defined in the severance plan. The severance plan is based on recommendations from Cook & Co., our independent, outside compensation consultant, and is designed to encourage retention of key employees.

In addition, all of our executive officers have entered into management retention agreements that provide certain benefits upon termination of the executive officer’s employment. The terms of these agreements and the benefits they provide are described on page 27 of this proxy statement.

Compensation Committee Interlocks and Insider Participation

During 2013, Messrs. Peterson, Dale, Davenport, Dobkin and Jones and Ms. Weiss served as members of our Compensation Committee (for part or all of the fiscal year). None of the members of the Compensation Committee (1) was an officer or employee of the Company during 2013, (2) was formerly an officer of the Company, or (3) had any relationships requiring disclosure by us under applicable SEC regulations. None of our executive officers has served on the Board of Directors or on the Compensation Committee of any other entity any of whose executive officers served either on our Board of Directors or on our Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

Our Board of Directors has assigned responsibility for reviewing related party transactions to the Audit Committee. The Audit Committee has adopted a written policy pursuant to which all transactions between us or our subsidiaries and any director or officer must be submitted to the Audit Committee for consideration prior to the consummation of the transaction. In addition, the directors are required annually to complete a detailed questionnaire that is designed to elicit disclosure of any potential related party relationships or transactions and to ensure that directors meet the applicable requirements established by Nasdaq and the SEC. The Audit Committee reports to our Board of Directors, for its review, on all related party transactions considered.

During 2013, there have not been any transactions or business relationships in which we were a participant and in which any of our executive officers, directors or director nominees had a material interest that would require disclosure under applicable SEC regulations, and no transactions requiring such disclosure are currently proposed, except for the following:

•	A Cracker Barrel store location in Macon, Georgia is owned and leased to the Company by a limited liability company that is wholly owned by the adult children of Mr. Lowery, a former director who retired from the Board effective immediately prior to the 2012 Annual Meeting on November 15, 2012. Mr. Lowery himself has no direct ownership interest in the limited liability company or the property. The lease for the store location is subject to ordinary commercial terms that were originally negotiated on an arm’s length basis in 1981. The lease was most recently renewed in November 2011 for a five-year term and will expire, or be renewable for a further five-year term at the Company’s option, on June 1, 2016. In 2013, the Company’s total expenditures under the lease, which were comprised of base rent plus a percentage of total sales at the store location, were $190,668.

Code of Ethics

With respect to conflicts of interest that may arise from time to time between us and any of our executive officers or directors, our Code of Business Conduct and Ethics states that if the alleged violation involves an executive officer or a director, the Chief Executive Officer and the Board of Directors, respectively, will determine whether a violation of the Code of Business Conduct and Ethics has occurred and, if so, will determine the disciplinary measures to be taken against that executive officer or director. The directors expect that each of them will disclose actual or potential conflicts of interest. Not less than annually, each director affirms the existence or absence of actual or potential conflicts, and that affirmation is reported to the Nominating and Corporate Governance Committee and to the Audit Committee.

Our Board of Directors has adopted the Financial Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. The Financial Code of Ethics is posted on our Internet website at www.crackerbarrel.com under “Investors—Corporate Governance.” Any amendments to, or a waiver from, a provision of the Financial Code of Ethics will be posted on our Internet website.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The United States securities laws require our executive officers, directors, and greater than 10% shareholders to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and with us. Based upon a review of Forms 3, 4 and 5 and amendments thereto furnished to us during and with respect to 2012 and written representations by our directors, executive officers and 10% shareholders, we believe that each such person filed, on a timely basis, the reports required by Section 16(a) of the Exchange Act with respect to 2013.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth information for those who, as of September 23, 2013, were known by us to beneficially own more than 5% of our common stock. Percentage computations are based on 23,885,495 shares of our common stock outstanding as of September 23, 2013.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
The Lion Fund II, L.P. 17802 IH 10 West, Suite 400 San Antonio, Texas 78205	4,737,794	(1)	19.8%

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	1,682,416	(2)	7.0%

(1)	Based solely on a Schedule 13D/A filed by The Lion Fund II, L.P., on September 17, 2013.
(2)	Based solely on Schedule 13F filed by The Vanguard Group, Inc. for the quarter ended June 30, 2013.

Security Ownership of Management

The following table presents information regarding the number of shares of our common stock beneficially owned, as of September 25, 2013, by each of our directors, each of our Named Executive Officers, and by our current directors and executive officers as a group. Unless otherwise noted, these persons have sole voting and investment power with respect to the shares indicated.

Name of Beneficial Owner	Shares Beneficially Owned (1)	Percent of Class
Sandra B. Cochran	121,507	*
Lawrence E. Hyatt	21,732	*
Douglas E. Barber	20,961	*
Nicholas V. Flanagan	4,873	*
Edward A. Greene	16,327	*
Thomas H. Barr	2,141	*
James W. Bradford	5,233	*
Glenn A. Davenport	4,141	*
Richard J. Dobkin	22,044	*
Norman E. Johnson	1,797	*
William W. McCarten	3,182	*
Martha M. Mitchell	23,208	*
Coleman H. Petersons	3,182	*
Andrea M. Weiss	19,122	*

All executive officers and directors as a group (18 persons)	280,971	1.18%

*	Less than one percent.

(1)	Includes the following number of shares of restricted stock and shares subject to options exercisable by the named holders within 60 days:

Edward A. Greene	1,000
Thomas H. Barr	2,141
James W. Bradford	2,505
Glenn A. Davenport	2,141
Richard J. Dobkin	5,454
Norman E. Johnson	1,797
William W. McCarten	1,454
Martha M. Mitchell	6,454
Coleman H. Peterson	1,454
Andrea M. Weiss	6,454

All executive officers and directors as a group (18)	31,687

The shares of restricted stock described in this note are considered outstanding for the purpose of computing the percentage of outstanding Cracker Barrel common stock owned by each named individual and by the group. They are not considered outstanding for the purpose of computing the percentage ownership of any other person.

PROPOSAL 1: ELECTION OF DIRECTORS

Background to the Board’s Recommendation in Favor of the Company’s Nominees

From 2011 through 2013, our Board of Directors’ multi-year succession planning process culminated in a number of significant changes to both our management team and our Board of Directors. During the past three years, the Board’s significant efforts to identify and review qualified candidates for Board membership resulted in the addition of six highly qualified independent directors who have brought valuable leadership, corporate governance and restaurant and food service industry experience to the Board: Tom Barr, Jim Bradford, Glenn Davenport, Norm Johnson, Bill McCarten and Coleman Peterson. In addition, Sandra Cochran, the Company’s relatively new Chief Executive Officer, joined the Board in September 2011. Mr. Bradford assumed the role of independent Chairman of our Board of Directors on November 7, 2012, following the retirement of Mr. Woodhouse. With the addition of Ms. Cochran to the Board at the time of her appointment as our Chief Executive Officer, this means that seven of the nine nominees for election to the Board at the Annual Meeting have joined the Board since 2011. In addition to the fresh perspective that this significant succession brings to the Board, we believe these directors also provide our Board with a diverse and complementary mix of experience and expertise both in the restaurant and related industries and elsewhere, and that they will continue to contribute substantial executive leadership and insight from their respective fields to a stronger Board of Directors that will be well-suited to lead the Company into the future.

We believe that each of our nine nominees has professional experience in areas that are highly relevant to our strategy and operations and offers valuable leadership skills and diverse insight at a critical time for the Company. Among the range of experiences, our nominees’ backgrounds reflect, among others, the following experiences: six of our directors have significant leadership skills having served as chief executive officers/ presidents of significant business operations; at least three nominees have substantial financial background, having served as a chief financial officer or principal accounting officer of a large business organization or a partner in a major national independent accounting firm; and a significant number of our nominees have meaningful industry expertise in retail, restaurant and/or food service operations, consulting, financial/industry analyst services, and human resources in complex business organizations. We also believe that our nine nominees have other attributes necessary to create an effective board: strong personal and professional ethics, integrity and values; keen vision and long-term strategic perspective; practical judgment and proven decision-making skills; the ability to devote significant time to serve on our Board of Directors and its committees and to work in a collaborative manner with other board members; and an unwavering commitment to representing the long-term interests of all our shareholders.

Background to Potential Contested Solicitation

On August 16, 2013, the Company received notice from Lion Fund of its intent to nominate Messrs. Biglari and Cooley for election to the Company’s Board of Directors at the 2013 Annual Meeting. This marks the third consecutive year in which Biglari Holdings and its affiliates have initiated a proxy contest seeking one or more seats on the Board. The discussion below outlines the key events and significant contacts between the Company, on the one hand, and Biglari Holdings and its affiliates, on the other hand, during this timespan.

On June 13, 2011, Biglari Holdings filed a Schedule 13D with the SEC reporting beneficial ownership by Biglari Holdings and its affiliates of approximately 9.7% of our common stock. Following this initial filing, representatives of the Company had several meetings with Sardar Biglari, Biglari Holdings’ chairman and chief executive officer, and Philip Cooley, Biglari Holdings’ vice chairman, in which, among other things, Mr. Biglari requested that he and Mr. Cooley be invited to join the Company’s Board of Directors. Following significant deliberation, the Board unanimously determined that it would not be in the best interests of the Company and its shareholders to invite Messrs. Biglari and Cooley to join the Board, but instead authorized representatives of the Company to convey to Biglari Holdings a settlement offer to add two independent directors who would be proposed by Biglari Holdings and would not be currently affiliated with Biglari Holdings or another restaurant company. Biglari Holdings rejected the Company’s settlement offer and instead commenced a proxy contest to seek the election of Mr. Biglari to the Board at the 2011 Annual Meeting of Shareholders (the “2011 Annual Meeting”). At the 2011 Annual Meeting, the Company’s nominee who was targeted by Biglari Holdings was elected with a margin of approximately 64% of the vote versus approximately 36% of the vote in favor of Mr. Biglari. The Company also adopted a shareholder rights plan on September 22, 2011 that prevented Biglari Holdings from acquiring more than 10% of the Company’s outstanding common stock, but this rights plan was not approved by a majority of the shareholders at the 2011 Annual Meeting and, accordingly, expired by its terms.

In the months following the 2011 Annual Meeting, Biglari Holdings and its affiliates continued to acquire additional shares of the Company’s common stock, accumulating over 16% of our outstanding common stock by early April 2012. In light of these continued acquisitions and after careful consideration of the resulting possibility that Biglari Holdings could accumulate a substantial—and potentially controlling—position in the Company’s common stock through open market purchases, our Board of Directors adopted a new shareholder rights plan. Like the rights plan adopted in 2011, the rights plan adopted in 2012 (the “2012 Rights Plan”) included a provision whereby it would be subject to a shareholder vote at the 2012 Annual Meeting and expire promptly thereafter unless a majority of the votes cast at the meeting were in its favor. In April 2012, Mr. Biglari issued an open letter to the Company’s shareholders objecting to the 2012 Rights Plan and implying that he would again seek seats on the Board.

Throughout the summer of 2012, Biglari Holdings and affiliates continued their accumulation of the Company’s common stock, which resulted in their collectively owning approximately 17.3% of the Company’s issued and outstanding common stock by August 2012. In August 2012, Mr. Biglari renewed his demand that he and Mr. Cooley be invited to join the Board in separate conversations with, first, Ms. Cochran and Lawrence E. Hyatt, our Senior Vice President and Chief Financial Officer, and, second, Mr. Bradford, then the Chairman-elect of the Board of Directors, and Mr. McCarten, a member of our Nominating and Corporate Governance Committee. Immediately following the discussion with Messrs. Bradford and McCarten, Biglari Holdings and affiliates delivered to the Secretary of the Company a notice nominating Messrs. Biglari and Cooley for election to the Board at the 2012 Annual Meeting.

Following receipt of Biglari Holdings’ nominations and significant deliberation by both the Nominating and Corporate Governance Committee and the full Board of Directors, both the Committee and the Board unanimously determined on August 30, 2012 that it would not be in the best interests of the Company and its shareholders to invite Messrs. Biglari and Cooley to join the Board. On September 4, 2012, representatives of the Company conveyed the Board’s decision to representatives of Biglari Holdings. In a letter sent to Mr. Biglari on September 5, 2012, the Company representatives outlined the terms of a second settlement offer on behalf of the Company, which were similar to the terms of the offer made to Biglari Holdings the previous year. On that same day, Biglari Holdings issued a press release rejecting the Company’s offer.

At the 2012 Annual Meeting, the two Company’s nominees who were targeted by Biglari Holdings received approximately 71% of the votes cast, while Messrs. Biglari and Cooley received approximately 29%, marking an increase in the proportion of the votes received by the Company’s contested nominees in 2012 relative to 2011. Additionally, the 2012 Rights Plan received approximately 66% of the votes cast at the meeting, and thus was extended to remain in effect until April 2015.

Following the 2012 Annual Meeting, in light of the strong endorsement of the Company’s nominees reflected in the shareholder vote, other feedback received by the Company’s management from a number of significant shareholders and the fact that Biglari Holdings had summarily rejected the Company’s two offers of settlement in connection with the 2011 and 2012 proxy contests, the Board of Directors met and, after extensive deliberation and consultation with the Company’s outside financial and legal advisors, authorized Mr. Bradford and Ms. Cochran to contact Mr. Biglari and seek opportunities to avoid the considerable expense and distraction of further serial proxy contests initiated by Biglari Holdings, including a possible repurchase of some or all of Biglari Holdings’ stake in the Company’s common stock. On November 30, 2012, Mr. Bradford and Ms. Cochran had a teleconference with Mr. Biglari in which they relayed the Board of Directors’ desire to avoid future proxy contests and interest in exploring a repurchase or facilitated sale of Biglari Holdings’ ownership stake. In a subsequent teleconference, Mr. Biglari replied that he was not interested in a repurchase or in selling his shares. On December 13, 2012, Biglari Holdings and affiliates filed with the SEC a Form 4 disclosing their acquisition of an additional 504,216 shares of the Company’s common stock, which brought their combined ownership to just under the 20% trigger threshold of the 2012 Rights Plan that was approved by the Company’s shareholders at the 2012 Annual Meeting.

On February 13, 2013, following further deliberation by the Board of Directors in which they determined that the Company should reiterate and, if necessary, articulate formally its offer to repurchase Biglari Holdings’ ownership stake, Mr. Bradford and Ms. Cochran again contacted Mr. Biglari by telephone to express the Company’s willingness to explore a repurchase transaction. Mr. Biglari again rejected the offer on the call. Following this rejection, Mr. Bradford and Ms. Cochran, acting on behalf of the Board of Directors, sent to Mr. Biglari a letter outlining the terms on which the Company would be willing to repurchase Biglari Holdings’ shares. The letter expressed the Company’s offer to repurchase Biglari Holdings’ entire ownership stake in a cash transaction at market price, subject to any adjustments required by Tennessee law, in return for a customary three-year standstill agreement from Biglari Holdings not to acquire shares of the Company’s common stock or engage in other actions such as proxy contests. On February 14, 2013, Mr. Biglari issued an open letter to Mr. Bradford rejecting the Company’s offer, and proposing that the Board either (1) tender for 20% of the Company’s outstanding shares or (2) pay a special dividend of $300 million, which was approximately equivalent to $13.00 per share. On February 15, 2013, the Company issued a press release confirming the terms of its offer.

Thereafter, during a telephone conference with Mr. Bradford and Ms. Cochran on March 6, 2013, Mr. Biglari and Mr. Cooley communicated a modified proposal, requesting that the Company pay a special dividend of $15.00 per share. In a subsequent telephone conference with Mr. Bradford and Ms. Cochran on May 16, 2013, Mr. Biglari and Mr. Cooley reiterated their proposal that the Board declare a special dividend of $15.00 per share. In both the conversations on March 6 and May 16, Mr. Bradford replied that the Board continually evaluates all elements of the Company’s capital allocation strategy, including whether to pay special dividends, and that Mr. Biglari’s proposal had been received and understood, but neither Mr. Bradford nor Ms. Cochran committed to any specific action regarding the proposal at either time.

In July 2013, Biglari Holdings filed a Form 4 indicating that it had transferred direct ownership of its shares of the Company’s common stock to Lion Fund, an affiliate of Biglari Holdings controlled by Mr. Biglari. On August 16, 2013, Lion Fund submitted the aforementioned letter proposing to nominate Messrs. Biglari and Cooley for election to the Board at the 2013 Annual Meeting. On August 22, 2013, following significant internal deliberation and discussion with the Company’s advisors, the Board of Directors determined to nominate the nine nominees included in this proxy statement, and not to include either Mr. Biglari or Mr. Cooley in the Company’s slate of nominees. There were a number of factors that entered into the Board’s decision, but chief among them was the Board’s interpretation of our shareholders’ wishes as evidenced by the two previous elections wherein they rejected Biglari Holdings’ nominees by sizeable margins—margins that increased from 2011 to 2012 despite the increase in ownership by Biglari Holdings and its affiliates. Additionally, the Board considered the Company’s financial performance in 2013, including stock price appreciation of 59.4%, coupled with an 87.5% increase in quarterly dividends paid to shareholders; the Company’s operational results in 2013, including, on a comparable 52-week basis, revenue growth of 4.6%, comparable store restaurant sales increasing 3.1% and comparable store retail sales increasing 2.9%; the substantial recent changes made to the composition of the Company’s management and the Board, consisting of (1) the addition of six highly qualified independent directors and Ms. Cochran to the Board since 2011, (2) the appointment of Ms. Cochran and Mr. Hyatt as our Chief Executive Officer and Chief Financial Officer, respectively, in 2011 and (3) Mr. Bradford assuming the role of independent Chairman of our Board of Directors in 2012; Mr. Biglari’s repeated rejection of the Board’s attempts to avoid further proxy contests through repurchase and settlement offers that the Board believes were reasonable; and continuing concerns about business and legal conflicts of interest and the uncertainty about Mr. Biglari’s ultimate agenda that have been present since he first demanded seats on the Board for himself and Mr. Cooley in June 2011. For these reasons, the Board continues to believe that the election of Messrs. Biglari and Cooley would not be in the best interests of all of the Company’s shareholders.

On September 24, 2013, Mr. Biglari spoke by telephone with Ms. Cochran and Mr. Bradford and proposed that the Company pay a special dividend of $20.00 per share. In exchange for the payment of a $20.00 per share special dividend, Biglari Holdings and its affiliates offered to withdraw their director nominations and any actions to solicit requests to call a special meeting of shareholders to consider Biglari Holdings’ dividend proposal. Following the conversation, Mr. Biglari provided his request in writing to the Company. For additional information on Biglari Holdings request that the Board pay a $20.00 per share special dividend see “ Proposal 5. Advisory Vote Regarding a Proposal Publicly Made by Affiliates of Biglari Holdings Requesting that the Board Declare and the Company Pay a Special Cash Dividend of $20.00 Per Share to All Shareholders on page 56.” On September 26, 2013, the Company filed a revised preliminary proxy statement which included a new proposal for shareholders to consider and vote upon the non-binding, advisory $20.00 per share special dividend proposal publicly announced by Biglari Holdings. On September 26, 2013, Biglari Capital filed a revised solicitation statement to withdraw its proposed solicitation to call a special meeting of the Company’s shareholders.

Board Structure

Pursuant to our Charter, our Board of Directors must consist of at least five directors, but the exact number is set by a majority of the Board of Directors. The Board of Directors currently has set the size of the Board of Directors at ten. Except for Ms. Mitchell, who has informed Cracker Barrel of her decision to retire and not to stand for election, all of the current members of our Board of Directors are nominees for election to the Board. Ms. Mitchell’s decision is not due to any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices. At or shortly prior to the Annual Meeting, Ms. Mitchell will resign, and the size of our Board of Directors will be set at nine directors by action of our Board of Directors pursuant to our Bylaws.

Director Nominations and Qualifications

The Nominating and Corporate Governance Committee identifies, recruits and recommends to the Board only those candidates that the Nominating and Corporate Governance Committee believes are qualified to become Board members consistent with the criteria for selection of new directors adopted from time to time by the Board. We endeavor to have a Board of Directors representing diverse experience at policy-making levels in business, marketing, finance and other areas that are relevant to our business. In addition, the Nominating and Corporate Governance Committee desires to recommend candidates with the interpersonal skills and attributes that will foster a collaborative decision-making environment. The Nominating and Corporate Governance Committee recommends candidates, including those submitted by shareholders, only if the Nominating and Corporate Governance Committee believes that the candidate’s knowledge, experience and expertise would strengthen the Board of Directors and that the candidate is committed to representing the long-term interests of all of our shareholders. A majority of the Board of Directors must consist of independent directors (as defined by Nasdaq’s listing standards and our Corporate Governance Guidelines).

The Nominating and Corporate Governance Committee assesses a candidate’s independence, background and experience, as well as the Board’s current needs in terms of director experience, skills and diversity. The Nominating and Corporate Governance Committee recommends appropriate candidates with the goal that the Board of Directors be comprised of qualified individuals with education and experience appropriate to guide the Company in meeting its legal, financial, operational and societal objectives. Individual directors and any person nominated to serve as a director should possess the highest moral integrity and should generally have had significant managerial experience in the form of being a current or former senior executive of a publicly traded or privately held company or similar business experience or training. With respect to incumbent directors selected for re-election, the Nominating and Corporate Governance Committee assesses each director’s contributions, attendance record at Board of Directors and applicable committee meetings and the suitability of continued service. Under our Corporate Governance Guidelines, no person may be considered for board membership if such person is: (i) an employee or director of a company in significant competition with the Company; (ii) an employee or director of a major or potentially-major customer, supplier, contractor, counselor or consultant of the Company; (iii) a recent employee of the Company (other than a former Chief Executive Officer of the Company); or (iv) an executive officer of a company on whose board an employee of the Company serves.

Below we identify and describe the key experience, qualifications and skills our directors bring to the Board of Directors that are important in light of the Company’s business and structure. The directors’ experiences, qualifications and skills that the Nominating and Corporate Governance Committee considered in their nomination are (in part) included in their individual biographies.

•	Leadership Experience. We believe that directors with experience in significant leadership positions over a long period of time, especially chief executive officer and president positions, provide the Company with strategic thinking and multiple perspectives. These people generally possess excellent leadership qualities and the ability to identify and develop those qualities in others. They demonstrate a practical understanding of organizations, processes, strategy, risk management, the methods to promote change and growth and the ways to respond to changes in market conditions.

•	Financial Experience. We believe that an understanding of finance and financial reporting processes is important for our directors. We measure our operating and strategic performance by reference to financial targets. In addition, accurate financial reporting and auditing are critical to our success and developing shareholder confidence in our reporting processes that are required by the U.S. federal securities laws. Directors with financial experience are critical to ensuring effective oversight of our financial measures and processes; accordingly, we expect all of our directors to be financially literate.

•	Industry Experience. As a company that relies upon the strength of our brand, we seek directors who are familiar with the restaurant and retail industries, have marketing and retail experience and who have brand-building expertise.

Diversity

In evaluating potential candidates for Board membership, the Nominating and Corporate Governance Committee considers, among other things, independence, character, ability to exercise sound judgment, diversity of age, gender and ethnic background and professional experience. The Board of Directors believes in a governing style that emphasizes respect for diversity in perspective and includes individuals from diverse backgrounds. The Board of Directors believes that diversity is important because varied points of view contribute to a more effective, engaged Board of Directors and better decision-making processes.

Director Nominees

The nominees for our Board of Directors are: Thomas H. Barr, James W. Bradford, Sandra B. Cochran, Glenn A. Davenport, Richard J. Dobkin, Norman E. Johnson, William W. McCarten, Coleman H. Peterson and Andrea M. Weiss. Ms. Cochran, our President and Chief Executive Officer, is the only nominee who holds a management position with the Company. All other nominees have been determined to be independent under Nasdaq’s listing standards and our Corporate Governance Guidelines. If elected, each nominee would hold office until the 2014 Annual Meeting of Shareholders and until his or her successor is duly elected and qualified. If a director nominee becomes unwilling or unable to serve, proxies may be voted for a substitute nominee designated by our Board of Directors. Each of the nominees has consented to being named in this proxy statement and has agreed to serve, if elected. There are no family relationships between any of the nominees or executive officers.

Thomas H. Barr, age 45, first became one of our directors in May 2012. Since January 2013, Mr. Barr has served as President and Chief Operating Officer of Hailo Network, USA, a privately owned London-based company with headquarters in New York City that develops mobile applications for acquiring taxicab services. From 2005 to 2013, Mr. Barr served as Vice President at Starbucks Corporation (Nasdaq: SBUX) (“Starbucks”) and was a member of the Starbucks marketing and products team since 2000 with responsibility for Starbucks’ U.S. retail coffee business. During his approximately 12-year career with Starbucks, Mr. Barr led North American Marketing, U.S. Product Management and U.S. Food categories in senior executive roles, most recently as Vice President, Global Coffee.

Director Qualifications:

•	Leadership Experience—President and Chief Operating Officer of Hailo Network, USA; former Vice President, Global Coffee, at Starbucks; served in senior roles for Starbucks’ North American Marketing, U.S. Product Management, and U.S. Food categories.

•	Industry Experience—significant knowledge in our industry as a former senior officer, particularly in the areas of product and menu management, pricing decision-making and innovation of a company that successfully combined both coffee and retail shops under the same roof.

James W. Bradford, age 66, first became one of our directors in July 2011 and became the independent Chairman of our Board in November 2012. Mr. Bradford served as Dean of Vanderbilt University’s Owen Graduate School of Management (“Vanderbilt”) from June 2005 until his retirement in June 2013. Prior to that time from 2002 until June 2005, Mr. Bradford served in the following capacities at Vanderbilt: Dean, Associate Dean of Corporate Relations, Professor for the Practice of Management and adjunct faculty member. An experienced corporate executive, Mr. Bradford previously served, from 1992 to 1999, as President and Chief Executive Officer of AFG Industries, Inc., a large vertically integrated glass manufacturing and fabrication company. From 1999 to 2001, Mr. Bradford was the President and Chief Executive Officer of United Glass Corporation, a diversified glass fabrication company. Mr. Bradford presently serves on the boards of directors of CLARCOR Inc. (NYSE: CLC), Genesco, Inc. (NYSE: GCO) and Granite Construction, Inc. (NYSE: GVA).

Director Qualifications:

•	Leadership Experience—former President and Chief Executive Officer of United Glass Corporation; former President and Chief Executive Officer of AFG Industries, Inc.; serves on the boards of directors of CLARCOR Inc., Genesco, Inc. and Granite Construction, Inc.

•	Financial Experience—previously served as Chairman of the Finance Committee of the board of directors of Genesco, Inc.; serves on the Audit/Compliance Committee of the board of directors of Granite Construction, Inc.

Sandra B. Cochran, age 55, Ms. Cochran has served as a director and as President and Chief Executive Officer of the Company since September 12, 2011. From April 2009 until November 2010, Ms. Cochran served as Executive Vice President and Chief Financial Officer of the Company and was named President and Chief Operating Officer of the Company on November 3, 2010. Ms. Cochran previously served from February 2004 until April 2009 as Chief Executive Officer of Books-A-Million, Inc. (Nasdaq: BAMM) (“Books-A-Million”), a leading book retailer in the southeastern United States. Ms. Cochran presently serves on the board of directors of Dollar General Corporation (NYSE: DG).

Director Qualifications:

•	Leadership Experience—President and Chief Executive Officer of the Company; served as Chief Executive Officer of Books-A-Million; member of the board of directors of Dollar General Corporation.

•	Financial Experience—served as Chief Financial Officer of the Company; served as Chief Financial Officer of Books-A-Million; member of the Audit Committee of the board of directors of Dollar General Corporation.

•	Industry Experience—various leadership positions at the Company since 2009.

Glenn A. Davenport, age 60, first became one of our directors in May 2012. Since May 2013, Mr. Davenport has served as President of G.A. Food Service, Inc., a nutrition services and meal provider serving the nutrition needs of seniors and children, the military, emergency response and large event catering markets. From 1994 until 2006, Mr. Davenport was the Chairman and Chief Executive Officer of Morrison Management Specialists, a food service company that provides food, nutrition and dining services to healthcare systems and senior living communities in 41 states. From March 2007 to February 2009, Mr. Davenport was President of Horizon Software International, LLC, a company specializing in food service technology. Mr. Davenport is currently a member of the board of directors of Team Health Holdings, Inc. (NYSE: TMH), a supplier of outsourced healthcare professional staffing. Mr. Davenport was retired from February 2009 until May 2013.

Director Qualifications:

•	Leadership Experience—serves as President of G.A. Food Service, Inc.; served as Chairman and Chief Executive Officer of Morrison Management Specialists; member of the board of directors of Team Health Holdings, Inc.

•	Industry Experience—seasoned, well-respected executive with a long history in our industry both as an executive and board member; extensive experience in software, services and technologies for foodservice operations.

Richard J. Dobkin, age 68, first became one of our directors in 2005. Mr. Dobkin was the Managing Partner of the Tampa, Florida office of Ernst & Young, LLP, an independent registered public accounting firm, from 1987 until his retirement in June 2005. From October 2009 until September 2010, Mr. Dobkin served as a member of the board of directors of the PBSJ Corporation, which provides planning, design, and construction management services in the U.S. and abroad. Mr. Dobkin has served, since 2008, on the board of directors of Blue Pearl Veterinary Partners, LLC, a private company which owns and operates specialty and emergency veterinary hospitals in 11 states. Since 2011, Mr. Dobkin has served as an Executive in Residence at the University of South Florida School of Accountancy and acted as a consultant to private companies.

Director Qualifications:

•	Leadership Experience—served as Managing Partner of the Tampa, Florida office of Ernst & Young, LLP; member of the board of directors of Blue Pearl Veterinary Partners; former member of the board of directors of PBSJ Corporation.

•	Financial Experience—served as Managing Partner of the Tampa, Florida office of Ernst & Young, LLP; Chairman of the Audit Committee of our Board of Directors; serves as a member of the Audit Committee of Blue Pearl Veterinary Partners; practicing certified public accountant for over 40 years; Chairman of the Audit Committee of Tampa General Hospital Foundation; Executive in Residence at the University of South Florida School of Accountancy.

Norman E. Johnson, age 65, first became one of our directors in August 2012. From March 2000 to July 2010, Mr. Johnson served as President, Chairman and Chief Executive Officer of CLARCOR Inc. (NYSE: CLC) (“CLARCOR”), a diverse filtration company. From July 2010 to December 2011, Mr. Johnson was the Chairman and Chief Executive Officer of CLARCOR, and he later served as the Executive Chairman of CLARCOR from December 2011 until his retirement in November 2012. In addition, Mr. Johnson has served, since July 2012, on the board of directors of CIRCOR International, Inc. (NYSE: CIR), a manufacturer of valves and other highly engineered products and sub-systems used in the energy, aerospace and industrial markets.

Director Qualifications:

•	Leadership Experience—former President, Chairman and Chief Executive Officer of CLARCOR; member of the board of directors CIRCOR International; serves on the Nominating and Corporate Governance Committee of CIRCOR International; intimate knowledge of integration and distribution networks.

William W. McCarten, age 64, first became one of our directors in August 2011. Since 2004, Mr. McCarten has served as Chairman of the board of directors of DiamondRock Hospitality Company (NYSE: DRH) (“DiamondRock”), a lodging-focused Real Estate Investment Trust that he founded in 2004 and went public in 2005. DiamondRock owns several high-quality hotels throughout the United States and has assets of nearly $3 billion. Mr. McCarten served as Chief Executive Officer of DiamondRock from its inception until September 2008. Mr. McCarten serves as a member of the board of directors of Marriott Vacations Worldwide Corporation (NYSE: VAC), a leader in the timeshare industry with a global portfolio of resorts in popular destinations. From 2001 through 2003, Mr. McCarten was President of the Marriott Services Group of Marriott International, Inc. (NYSE: MAR). Prior to that position, Mr. McCarten served as President and Chief Executive Officer of HMSHost Corporation. Mr. McCarten was an accountant with Arthur Andersen & Co. from 1970 to 1979.

Director Qualifications:

•	Leadership Experience—Founder and Chairman of DiamondRock; member of the boards of directors of DiamondRock and Marriott Vacations Worldwide Corporation; former Chief Executive Officer of DiamondRock; former President of Marriott Services Group; former President and Chief Executive Officer of HMSHost Corporation.

•	Financial Experience—served as accountant with Arthur Andersen & Co.; served as Vice President and Corporate Controller of Marriott International, Inc.

•	Industry Experience—significant knowledge of our industry as Chief Executive Officer of a company that successfully combined both restaurants and retail shops under the same roof.

Coleman H. Peterson, age 65, first became one of our directors in June 2011. Mr. Peterson is President and Chief Executive Officer of Hollis Enterprises, LLC, the human resources consulting firm he founded in 2004 following his retirement from Wal-Mart Stores, Inc. (NYSE: WMT), where he served as Chief People Officer from 1994 to 2004. Mr. Peterson serves on the boards of directors of both J.B. Hunt Transport Services, Inc. (Nasdaq: JBHT) and Build-A-Bear Workshop, Inc. (NYSE: BBW).

Director Qualifications:

•	Leadership Experience—Founder, President, and Chief Executive Officer of Hollis Enterprises, LLC; member of the Nominating and Corporate Governance Committees of the boards of directors of J.B. Hunt Transport Services, Inc. and Build-A-Bear Workshop, Inc.; extensive executive compensation and succession planning expertise as the Chairman of both the Executive Compensation Committee of J.B. Hunt Transport Services, Inc. and the Compensation Committee of Build-A-Bear Workshop, Inc.

•	Industry Experience—developed significant retail industry experience and knowledge as Chief People Officer for Wal-Mart Stores, Inc., where he had the distinction of being the chief human resources officer of the world’s largest private workforce.

Andrea M. Weiss, age 58, first became one of our directors in 2003. Ms. Weiss has been the President and Chief Executive Officer of Retail Consulting, Inc., a retail consulting firm, since October 2002. Prior to that, Ms. Weiss served as President of dELiA*s Corp., a multichannel retailer to teenage girls and young women, from May 2001 to October 2002. From May 1998 until February 2001, Ms. Weiss served as the Executive Vice President and

Chief Store Officer of The Limited, Inc. and Intimate Brands, Inc., units of Limited Brands, Inc. (NYSE: LTD), a women’s retailer. Ms. Weiss has served on the board of directors of Chicos FAS (NYSE: CHS) since February 2009, The Pep Boys—Manny, Moe & Jack (NYSE: PBY) since March 2013 and Nutrisystem, Inc. (NASDAQ: NTRI) since March 2013. From April 2006 to June 2007, Ms. Weiss was the Chairman of Cortefiel Group, SA, a European retailer with stores in more than 60 countries. Ms. Weiss’ prior retail experience includes positions at The Walt Disney Company (NYSE: DIS), ANN INC., formerly AnnTaylor Stores Corporation (NYSE: ANN), and Guess?, Inc. (NYSE: GES). In addition, Ms. Weiss previously served on the boards of directors of Brookstone, Inc., GSI Commerce Inc., Tabi International, Inc., Ediets.com, Inc. (Nasdaq: DIET), and Worth Ltd., a direct marketer of luxury apparel and accessories.

Director Qualifications:

•	Leadership Experience—President and Chief Executive Officer of Retail Consulting, Inc.; former President of dELiA*s Corp.; Executive Vice President and Chief Store Officer of The Limited, Inc. and Intimate Brands, Inc., units of Limited Brands, Inc.; former Chairman of Cortefiel Group, SA; member of the board of directors of Chicos FAS, The Pep Boys—Manny, Moe & Jack and Nutrisystem, Inc.; former member of the boards of directors of Brookstone, Inc., GSI Commerce, Inc., Ediets.com, Inc. and several other private company boards of directors in the retail and consumer sector.

•	Industry Experience—over 30 years of experience in the retail and consumer sector with major retail brands, such as The Walt Disney Company, AnnTaylor Stores Corporation and Guess?, Inc.; member of the board of directors of Chicos FAS, The Pep Boys—Manny, Moe & Jack and Nutrisystem, Inc.; former member of the boards of directors of Brookstone, Inc., GSI Commerce, Inc., and several other private company boards of directors in the retail and consumer sector; former Chairman of Cortefiel Group, SA.

Director Independence

In accordance with Nasdaq’s listing requirements, the Nominating and Corporate Governance Committee has evaluated each of our directors’ independence from the Company and its management based on Nasdaq’s definition of “independence.” In its review of each director’s independence, the Nominating and Corporate Governance Committee reviewed whether any transactions or relationships exist currently or, during the past three years existed, between each director and the Company and its subsidiaries, affiliates, equity investors or independent auditors. The Nominating and Corporate Governance Committee also examined whether there were any transactions or relationships between each director and members of the senior management of the Company or their affiliates. Based on the review by the Nominating and Corporate Governance Committee and Nasdaq’s definition of “independence,” the Nominating and Corporate Governance Committee has determined that all of our current Board members, with the exception of Ms. Cochran, and all of our director nominees other than Ms. Cochran, are “independent” in accordance with Nasdaq’s listing standards and our Corporate Governance Guidelines, which are posted on our Internet website at www.crackerbarrel.com.

Communications with the Board

Our Board of Directors provides a process for shareholders to send communications to the Board of Directors. All correspondence addressed to the Board of Directors or to one or more members of the Board of Directors should be sent to: via mail, to Cracker Barrel Old Country Store, Inc., c/o Corporate Secretary, 305 Hartmann Drive, Lebanon, Tennessee, 37087, or via e-mail, to Michael.Zylstra@crackerbarrel.com, or via fax, to (615) 443-9279, or website communication on the Investor Relations section of our website located at www.crackerbarrel.com.

All correspondence received by the Corporate Secretary will be promptly acknowledged and reviewed by the Corporate Secretary, who will determine whether the correspondence should be forwarded immediately to the Board of Directors as a whole or to any specific member or members of the Board of Directors or whether the correspondence should be presented to the Board of Directors at its next regular meeting. The Corporate Secretary will consult with the Chairman of the Nominating and Corporate Governance Committee if there is a question concerning the need for immediate review by the Board of Directors or by any specific member or members of the Board of Directors.

Attendance of Directors at 2012 Annual Meeting of Shareholders

Our Board has adopted a policy that requires all directors to attend our annual shareholder meetings unless attendance is not feasible owing to unavoidable circumstances. All of our Board members attended our 2012 Annual Meeting, with the exception of Ms. Weiss.

Director Nomination Process

The Nominating and Corporate Governance Committee of our Board of Directors is responsible for identifying and recommending to the Board all persons to be nominated to serve as a director of Cracker Barrel. The Nominating and Corporate Governance Committee will consider director candidates timely submitted by our shareholders in accordance with the notice provisions as discussed below under “Shareholder Director Nominees.” The Nominating and Corporate Governance Committee applies the same criteria to the evaluation of shareholder-nominated director candidates as it applies to other director candidates. Our Board is responsible for nominating the slate of directors for the Annual Meeting, upon the Nominating and Corporate Governance Committee’s recommendation.

All director nominees are current directors. The Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates that may come to its attention through current members of the Board of Directors, outside advisors, shareholders or other persons. From time to time, the Nominating and Corporate Governance Committee may retain one or more third-party search firms to assist with identifying potential candidates who meet the qualification and experience requirements described above and to compile information regarding each candidate’s qualifications, experience and independence. Any such third-party search firms report directly to the Nominating and Corporate Governance Committee.

Shareholder Director Nominees

The Nominating and Corporate Governance Committee will consider nominees to the Board recommended by shareholders if shareholders comply with the Company’s advance notice requirements. See “SHAREHOLDER PROPOSALS FOR 2014 ANNUAL MEETING” on page 59 of this proxy statement. The Company’s Bylaws provide that a shareholder who wishes to nominate a person for election as a director at a meeting of shareholders must deliver written notice to the Secretary of the Company. This notice must contain, as to each nominee, all of the information relating to such person as would be required to be disclosed in a proxy statement meeting the requirements of Regulation 14A under the Exchange Act, and certain other information, including the name and address of the shareholder delivering the notice as it appears on the stock records of the Company, the number and class of shares held of record by such shareholder, information about derivative securities holdings of such shareholder, any arrangement or understanding pursuant to which such shareholder has a right to vote or has granted a right to vote any shares of the Company’s stock, whether such shareholder has a short interest in any of the Company’s securities, whether such shareholder is entitled to a fee based on the value of the Company’s securities, a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate such nominee, and a certification that such shareholder has complied with all applicable federal, state and other legal requirements in connection with such shareholder’s acquisition of the Company’s securities and such shareholder’s acts or omissions as a shareholder of the Company. The foregoing summary does not include all requirements a shareholder must satisfy in order to nominate a candidate to the Board of Directors. Shareholders of the Company who wish to recommend a nominee to the Board of Directors should read carefully the Company’s Bylaws, which are available at the Investor Relations tab of our website at www.crackerbarrel.com.

In order to be eligible to be a nominee for election as a director of the Company by a shareholder, such potential nominee must deliver to the Secretary of the Company a written questionnaire providing the requested information about the background and qualifications of such person and a written representation and agreement that such person is not and will not become a party to any voting agreements, any agreement or understanding with any person with respect to any compensation or indemnification in connection with service on the Board, and would be in compliance with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company.

Shareholder nominations must be submitted in accordance with the deadlines set forth under the caption “SHAREHOLDER PROPOSALS FOR 2014 ANNUAL MEETING” on page 59 of this proxy statement. Shareholder nominations should be sent to Cracker Barrel Old Country Store, Inc., 305 Hartmann Drive, Lebanon, Tennessee 37087, Attention: Corporate Secretary.

Board Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE BOARD’S NINE NOMINEES FOR DIRECTOR ON THE ENCLOSED WHITE PROXY CARD.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our shareholders with the opportunity to cast an advisory, non-binding vote on the executive compensation of our Named Executive Officers (“executive compensation”) as required by Section 14A of the Exchange Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act. In light of shareholder approval at the Company’s 2011 Annual Meeting to hold an advisory vote on the compensation of the Company’s named executive officers every year, the Board of Directors determined to hold an advisory vote on the compensation of the Company’s named executive officers every year. Therefore, the next shareholder advisory vote on executive compensation will occur at the Company’s 2014 annual meeting of shareholders. While the vote on this proposal is advisory and non-binding, the Compensation Committee, which is responsible for designing and administering our executive compensation program, highly values the opinions of our shareholders. We will consider the vote of our shareholders when making compensation decisions for the Named Executive Officers in the future.

We have described the compensation of the Named Executive Officers under “EXECUTIVE COMPENSATION—COMPENSATION DISCUSSION AND ANALYSIS” and “EXECUTIVE COMPENSATION—COMPENSATION TABLES AND INFORMATION” sections of this proxy statement. We have a strong “pay for performance” philosophy for our executive compensation program, which is designed to reward executive officers for maximizing our success, as determined by our performance relative to our financial and operational goals. We seek to reward our executives for both near-term and sustained longer-term financial and operating performance as well as leadership excellence. Compensation opportunities are intended to align the economic interests of executives with those of our shareholders and encourage them to remain with the Company for long and productive careers.

The Compensation Committee reviews on an ongoing basis the compensation programs for the Named Executive Officers to ensure that such programs achieve the desired goals of enhancing the long-term total return to our shareholders and building a better company by implementing compensation programs that reward both company-wide and individual performance, aligning our executives’ interests with those of our shareholders and allowing us to attract and retain talented executives. For additional information regarding our executive compensation, including our 2013 executive compensation decisions, please see “EXECUTIVE COMPENSATION—COMPENSATION DISCUSSION AND ANALYSIS” beginning on page 14 of this proxy statement.

In light of the foregoing considerations, we are asking our shareholders to indicate their approval, on an advisory basis, of the compensation of the Named Executive Officers as disclosed in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s proxy statement for the Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and the other related tables and disclosure.”

Board Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RESOLUTION TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT ON THE ENCLOSED WHITE PROXY CARD.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has retained Deloitte & Touche LLP as our independent registered public accounting firm for 2014. Deloitte & Touche LLP has served as our independent registered public accounting firm since 1972.

Representatives of Deloitte & Touche LLP have been requested to attend the Annual Meeting. These representatives will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

If shareholders fail to ratify the appointment of Deloitte & Touche LLP, the Audit Committee will consider any failure to ratify the appointment of Deloitte & Touche LLP but in its discretion may still direct the appointment of Deloitte & Touche LLP. Also, if the ratification of the appointment of Deloitte & Touche LLP is approved, the Audit Committee in its discretion may still direct the appointment of a different independent registered public accounting firm at any time and without shareholder approval if the Audit Committee believes that such a change would be in our best interest and the best interest of our shareholders.

Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014 ON THE ENCLOSED WHITE PROXY CARD.

FEES PAID TO AUDITORS

The following table sets forth certain fees billed to us by Deloitte & Touche LLP in connection with various services provided to us throughout 2013 and 2012.

Service	Aggregate Fees Billed for FY 2013	Aggregate Fees Billed for FY 2012
Audit Fees(1)	$735,278	$672,158
Audit-Related Fees	0	0
Tax Fees	0	0
All Other Fees(2)	$2,200	$2,200

Total Fees	$737,478	$674,358

(1)	Represents aggregate fees for professional services rendered for: the audit of our consolidated financial statements contained in our Annual Reports on Form 10-K for 2013 and 2012; review of our condensed consolidated financial statements contained in our Quarterly Reports on Form 10-Q for 2013 and 2012; attestation report related to internal control over financial reporting for 2013 and 2012.
(2)	Represents aggregate expenses for licenses to access a financial accounting technical database.

PROPOSAL 4: SHAREHOLDER PROPOSAL SUPPORTING CERTAIN ANIMAL WELFARE POLICIES OF THE COMPANY

The Company has been advised that The Humane Society of the United States, 2100 L Street NW, Washington, D.C. 20037, a beneficial owner of at least $2,000 in market value of the Company’s common stock, intends to present the following resolution for approval at the Annual Meeting:

“RESOLVED, that shareholders express support—via this laudatory resolution—for management’s recent decision to improve animal welfare in its system by working toward higher animal welfare standards in its pork supply chain.

SUPPORTING STATEMENT:

In 2012, Cracker Barrel announced, with support from The Humane Society of the United States, that it will work to phase out from its pork supply chain gestation crates—small cages often used to confine breeding pigs where they can’t turn around. These cages have generated criticism from veterinarians, humane organizations, family farmers and others.

Nine U.S. states outlaw their use, and more than 50 major food companies have adopted plans to move away from them.

‘We’re seeing an evolution in Americans’ awareness and attitudes regarding meat produced with higher animal welfare in mind,’ stated the company. Regarding gestation crates, Cracker Barrel added that it is ‘committed to evolving to sustainable alternatives.’

The Humane Society of the United States—the world’s largest animal protection organization—applauded the company for its decision.

CONCLUSION:

By making the decision to move toward higher animal welfare standards in its pork supply chain, Cracker Barrel management strengthened its corporate responsibility record while improving conditions for animals in its supply chain, and by voting FOR this simple advisory proposal, shareholders can applaud the company for doing so.”

*****

Board Statement and Recommendation Regarding the Shareholder Proposal

The Company is committed to the humane treatment of animals.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE SHAREHOLDER PROPOSAL ON THE ENCLOSED WHITE PROXY CARD.

PROPOSAL 5: ADVISORY VOTE REGARDING A PROPOSAL PUBLICLY MADE BY AFFILIATES OF BIGLARI HOLDINGS REQUESTING THAT THE BOARD DECLARE AND THE COMPANY PAY A SPECIAL CASH DIVIDEND OF $20.00 PER SHARE TO ALL SHAREHOLDERS

We are providing our shareholders with the opportunity to cast an advisory, non-binding vote on the proposal publicly made by affiliates of Biglari Holdings requesting that the Board declare and the Company pay a special cash dividend of $20.00 per share to all shareholders. The Board recommends that you vote AGAINST this proposal.

Background

Biglari Holdings and its affiliates have been seeking an additional capital distribution to all shareholders from the Company beyond the Company’s regular quarterly dividends and share repurchase program throughout much of calendar year 2013. On February 14, 2013, Biglari Holdings filed a letter with the SEC wherein it proposed that the Board either (1) tender for 20% of the Company’s outstanding shares or (2) pay a special dividend of $300 million, which was approximately equivalent to $13.00 per share. Thereafter, during a telephone conference with Mr. Bradford and Ms. Cochran on March 6, 2013, Mr. Biglari and Mr. Cooley communicated a modified proposal, requesting that the Company pay a special dividend of $15.00 per share. In a subsequent telephone conference with Mr. Bradford and Ms. Cochran on May 16, 2013, Mr. Biglari and Mr. Cooley reiterated their proposal that the Board declare a special dividend of $15.00 per share. In both the conversations on March 6 and May 16, Mr. Bradford replied that the Board continually evaluates all elements of the Company’s capital allocation strategy, including whether to pay special dividends, and that Mr. Biglari’s proposal had been received and understood, but neither Mr. Bradford nor Ms. Cochran committed to any specific action regarding the proposal at either time. On September 17, 2013, Biglari Capital Corp., an affiliate of Biglari Holdings (“Biglari Capital”), filed a letter with the SEC calling for the Board to declare and the Company pay a special dividend of $20.00 per share to all shareholders. On September 17, 2013, Biglari Capital filed preliminary solicitation materials with the SEC in connection with its proposed solicitation of written requests to call a special meeting of the Company’s shareholders to consider a non-binding advisory vote to request the Board declare and the Company pay a special dividend of $20.00 per share to all shareholders.

Under Tennessee law and the Company’s bylaws, holders of 20% or more of the Company’s outstanding shares are permitted to call a special meeting of shareholders. Biglari Holdings and its affiliates currently own approximately 19.8% of the Company’s outstanding shares, so will need to obtain the requests from holders of only an additional 0.2% of the outstanding shares to call a special meeting. Following clearance by the SEC of the preliminary solicitation materials, and the delivery of sufficient requests to support a valid demand under the Company’s bylaws and Tennessee law that the Company call a special meeting, the Board would be required to (i) mail notice of a special meeting within 30 days of the formal request, and (ii) hold the special meeting within 60 days of mailing the notice.

On September 24, 2013, Mr. Biglari spoke by telephone with Ms. Cochran and Mr. Bradford and proposed that the Company pay a special dividend of $20.00 per share. In exchange for the payment of a $20.00 per share special dividend, Biglari Holdings and its affiliates offered to withdraw their director nominations and any actions to solicit requests to call a special meeting of shareholders to consider Biglari Holdings’ dividend proposal. Following the conversation, Mr. Biglari provided his request in writing to the Company.

At its regular meeting on September 25, 2013, the Board determined, for the reasons set forth below, that it was not in the best interests of the Company and its shareholders to pay a $20.00 per share special dividend and, therefore, determined not to accept Mr. Biglari’s proposal. The Board further determined, however, to include a non-binding advisory proposal on the agenda for the Annual Meeting with respect to Biglari Holdings’ request for a $20.00 per share special dividend. The Board believes that calling and holding a special meeting of shareholders solely for the purpose of voting on a non-binding proposal relating to a $20.00 per share special dividend, as proposed by Biglari Holdings, would be a waste of Company resources. The solicitation of requests to call a special meeting of shareholders, and the subsequent solicitation of proxies to vote at a special meeting, around the time of the solicitation of proxies for the Annual Meeting could also create confusion and distraction for our shareholders. There are many opportunities for shareholders of the Company to express their views to management and the Board without the expense and diversion of a special shareholders meeting, including in investor conferences, earnings calls and meetings with management, as well as at Annual Meetings of the Company’s shareholders. Accordingly, the Board determined that it would provide an opportunity for shareholders to consider and vote upon the non-binding, advisory $20.00 per share special dividend proposal publicly announced by Biglari Holdings at the Annual Meeting, thus eliminating the need to call and hold a special meeting of shareholders solely for that purpose. On September 26, 2013, the Company filed a revised preliminary proxy statement which included a new proposal for shareholders to consider and vote upon the non-binding, advisory $20.00 per share special dividend proposal publicly announced by Biglari Holdings. On September 26, 2013, Biglari Capital filed a revised solicitation statement to withdraw its proposed solicitation to call a special meeting of the Company’s shareholders.

In the event that Proposal 5 is approved, the Board will consider such advisory, non-binding vote of approval as one of the factors in the Board’s ongoing evaluation of the Company’s capital allocation policy, which includes whether the declaration and payment of a special cash dividend is in the best interest of all of the Company’s shareholders and is in compliance with requirements of laws and the Company’s contractual commitments applicable to the declaration and payment of a special cash dividend.

Board Statement and Recommendation AGAINST the Proposal Publicly Made by Affiliates of Biglari Holdings requesting that the Board Declare and the Company Pay a Special Cash Dividend of $20.00 Per Share to All Shareholders.

During fiscal 2013, the Company delivered total shareholder return, or TSR, of approximately 65%, which consisted of approximately 60% growth in the Company’s stock price and approximately 5% in quarterly dividends paid. This healthy return meaningfully outperformed the S&P 600 restaurant index return of approximately 45%, which we believe was driven by our focus on the strategic priorities we have previously outlined. The priorities are aimed at improving our execution on operations and maximizing shareholder returns over the long term.

A key element of our strategy is a balanced capital allocation through investing appropriately in the business and returning capital to shareholders in a manner that we believe will maximize the value of the Company to our shareholders over the long term. Critical to this long-term approach is maintaining a capital structure with prudent leverage, financial flexibility, and careful risk management. Management and the Board continually review the Company’s capital structure to maintain what we believe is the appropriate level in seeking to deliver strong returns for our shareholders over time.

The Company currently deploys meaningful funds for capital expenditures related to existing stores, new store development, improvement initiatives seeking to drive margin improvements and other appropriate investments in the long-term success and future growth of the business; paid out 38.7% of our fiscal 2013 earnings in the form of a regular quarterly dividend (currently at an annualized yield of 2.9% relative to the closing share price on the record date); evaluates debt levels and paid down $125 million of debt in fiscal 2013, creating further flexibility for the Company; and opportunistically seeks to repurchase shares from time to time.

The Board believes the payment of a special dividend of $20.00 per share in cash—an aggregate of approximately $476 million—is not in the best interest of the Company and its shareholders. A $476 million dividend payout would require a substantial increase in leverage and, as a result, in the risk profile of the Company. As of August 2, 2013, the last day of the Company’s fiscal year, the Company had $400 million of long-term debt, so that a debt financed special dividend of this size would more than double the Company’s debt balances. The Company believes this increase in debt will likely cause a reduction in the Company’s credit rating. Furthermore, such additional leverage would reduce the Company’s flexibility to continue to invest in and grow the business while dealing appropriately with changes in market conditions and other contingencies in the manner we believe best to maximize long-term results and returns to all shareholders.

A $476 million dividend payout would also require an amendment to the Company’s $750 million term and revolving credit facility (the “Credit Facility”) for two reasons:

•	First, the Company does not have the borrowing capacity under the Credit Facility that would be required to pay this special cash dividend. As of August 2, 2013, the Company had $259 million of borrowing capacity under the Credit Facility. Moreover, if the Company were to seek additional borrowings to cover the amount of the special cash dividend, such additional borrowings could constitute a default under the current debt limitations and financial covenants in the Credit Facility, depending on the terms and conditions of such additional borrowings. Regardless of whether these debt limitations and financial covenants would be violated, the Company’s interest expense under the Credit Facility would increase.

•	Second, even if additional borrowings needed to cover the special cash dividend payment did not violate the Company’s debt limitations and financial covenants under the Credit Facility, the Credit Facility imposes restrictions on the amount of dividends the Company is permitted to pay regardless of the source of such funds. Under the Credit Facility, provided no default is existing and the Company remains in compliance with certain leverage ratios and liquidity requirements, the Board may declare and the Company may pay cash dividends if the aggregate amount of dividends paid in any fiscal year is less than the sum of (1) 20% of the Company’s Consolidated EBITDA for the immediately preceding fiscal year and (2) $100 million (less the amount of any share repurchases during the current fiscal year). This limit was approximately $158 million for fiscal 2013.

While the Company has twice recently amended the Credit Facility, the Company can give no assurances that it will be able to amend the Credit Facility to pay this special cash dividend, or that, if available, such an amendment would be on terms acceptable to the Company.

The Company also believes that the additional leverage that would likely be required in connection with the payment of a $20 per share special cash dividend could also jeopardize the Company’s ongoing payment of regular quarterly dividends at current levels because the Company’s borrowing costs would increase thereby, diminishing the Company’s liquidity and flexibility to return capital to shareholders on an ongoing basis.

The Board believes that the Company’s policies have strongly supported the generation of significant cash from its operating business, allowing the Company to triple the annual dividend from an annualized rate of $1.00 per share in November 2011 to $3.00 per share currently, while maintaining a prudent risk profile and allowing the operating results to significantly enhance the growth in our stock price. The Board is keenly focused upon effective capital allocation and will continue to assess on a regular basis the Company’s capital allocation policy, including all alternatives to return capital to shareholders as well as to continue to make important investments in the core business.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE ON THE ENCLOSED WHITE PROXY CARD AGAINST THE ADVISORY VOTE REGARDING A PROPOSAL PUBLICLY MADE BY AFFILIATES OF BIGLARI HOLDINGS REQUESTING THAT THE BOARD DECLARE AND THE COMPANY PAY A SPECIAL CASH DIVIDEND OF $20.00 PER SHARE TO ALL SHAREHOLDERS.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for providing independent, objective oversight and review of the Company’s accounting functions and internal controls and has primary oversight responsibility for the Company’s risk management program. The Audit Committee’s functions are described in greater detail on pages 9 and 10 of this proxy statement. Among other things, the Audit Committee recommends to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K.

The Audit Committee comprises four directors, all of whom are independent as determined in accordance with Nasdaq’s listing standards and our Corporate Governance Guidelines. Each member of the Audit Committee is also independent within the meaning of Rule 10A-3 under the Exchange Act. The Board of Directors has determined that Richard J. Dobkin, Chairman of the Audit Committee, satisfies the attributes of an audit committee financial expert, as defined by SEC regulations.

In connection with recommending that the Company’s audited financial statements be included in its Annual Report on Form 10-K, the Audit Committee took the following steps:

•	The Audit Committee discussed with the Company’s independent registered public accounting firm their judgment as to the quality, not just the acceptability, of the Company’s accounting policies and principles and such other matters as are required to be discussed under generally accepted auditing standards, including information concerning the scope and result of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process.

•	Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, on a consistent basis, and the Audit Committee reviewed and discussed the quarterly and annual earnings press releases and consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by the Statement on Auditing Standards No. 61 (“Communication with Audit Committees”), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

•	The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board and the Audit Committee discussed with the independent registered public accounting firm the firm’s independence from the Company and its management. The Audit Committee also considered whether the independent registered public accounting firm provided non-audit services to the Company and, if so, whether the provision is compatible with maintaining the independent registered public accounting firm’s independence. This discussion and disclosure informed the Audit Committee of the independent registered public accounting firm’s independence and assisted the Audit Committee in evaluating that independence. The Audit Committee concluded that the independent registered public accounting firm is independent from the Company and its management.

•	The Audit Committee reviewed and discussed, with the Company’s management and independent registered public accounting firm, the Company’s audited consolidated balance sheets as of August 2, 2013 and August 3, 2012 and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended August 2, 2013, including associated footnotes and Management’s Discussion and Analysis of Financial Condition and Results of Operations.

•	The Audit Committee reviewed and discussed CEO and CFO certifications concerning the Company’s Annual Report on Form 10-K.

Based on the discussions with the Company’s independent registered public accounting firm concerning the audit, the independence discussions, the financial statement quarterly reviews, and additional matters deemed relevant and appropriate by the Audit Committee, including internal audit activities, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K.

In order to ensure that the Company’s independent registered public accounting firm is engaged only to provide audit and non-audit services that are compatible with maintaining independence as defined by applicable laws and regulations, the Audit Committee requires that all services provided and fees charged by the independent registered public accounting firm be pre-approved by the Audit Committee. The authority to grant any pre-approval sought by the Audit Committee during the time period between regularly scheduled Audit Committee meetings is delegated to the Chairman of the Audit Committee. All of the services described above under the caption “FEES PAID TO AUDITORS” were pre-approved by the Audit Committee.

This report has been submitted by the members of the Audit Committee:

Richard J. Dobkin, Chairman

Glenn A. Davenport

Norman E. Johnson

William W. McCarten

This Audit Committee report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing made by the Company under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference therein.

SHAREHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

If you wish to submit a proposal to be included in our proxy statement for our Annual Meeting of Shareholders, proposals must be submitted by eligible shareholders who have complied with the relevant regulations of the SEC and must be received no later than [            ], 2014. Shareholder proposals should be mailed to Corporate Secretary, Cracker Barrel Old Country Store, Inc., 305 Hartmann Drive, Lebanon, Tennessee 37087.

In addition, the Company’s Bylaws contain an advance notice provision requiring that, if a shareholder wants to present a proposal (including a nomination) at our 2014 Annual Meeting of shareholders (whether or not to be included in the proxy statement), the shareholder must provide timely written notice thereof to the Secretary of the Company. In order to be timely, the notice must be delivered to the Secretary of the Company at the principal executive offices of the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the Annual Meeting. The Company’s Bylaws set forth detailed information that must be submitted with any shareholder proposal. In the event that the date of the 2014 Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, however, notice by the shareholder must be delivered not earlier than the close of business on the 120th day prior to the date of the 2014 Annual Meeting and not later than the close of business on the later of the 90th day prior to the date of the 2014 Annual Meeting (or, if the first public announcement of the date of the 2014 Annual Meeting is less than 100 days prior to the date of such Annual Meeting, the 10th day following the date on which public announcement of the date of the 2014 Annual Meeting is first made by the Company). In the event that a shareholder proposal intended to be presented for action at an Annual Meeting is not received timely, then the persons designated as proxies in the proxies solicited by the Board of Directors in connection with that Annual Meeting will be permitted to use their discretionary voting authority with respect to the proposal, whether or not the proposal is discussed in the proxy statement for that Annual Meeting.

ANNUAL REPORT AND FINANCIAL INFORMATION

A copy of our Annual Report on Form 10-K, and a list of all its exhibits, will be supplied without charge to any shareholder upon written request sent to our principal executive offices: Cracker Barrel Old Country Store, Inc., Attention: Investor Relations, 305 Hartmann Drive, Lebanon, Tennessee 37087. Exhibits to the Form 10-K are available for a reasonable fee. You may also view our Annual Report on Form 10-K and its exhibits on-line at the SEC website at www.sec.gov, or via our website at www.crackerbarrel.com.

OTHER BUSINESS

We are not aware of any other matters to be brought before the Annual Meeting. If, however, any other matters are properly brought before the Annual Meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to those matters in accordance with their best judgment.

Reconciliation of as reported GAAP basis operating results to as adjusted non-GAAP operating results (In thousands)

The Company makes reference to adjusted operating income and adjusted earnings per share, both of which are presented before the impact of proxy contest expenses, organization costs and the 53rd week in fiscal 2012. The Company believes that excluding the items and their related tax effects from its financial results reflects operating results that are more indicative of the Company’s ongoing operating performance while improving comparability to prior periods and provide investors with an enhanced understanding of the Company’s past financial performance and prospects for the future. The Company uses the 4/4/5 retail calendar to report its quarterly and twelve-month results.

This information is not intended to be considered in isolation or as a substitute for operating income or earnings per share information prepared in accordance with GAAP.

	Twelve months ended August 2, 2013			Twelve months ended August 3, 2012
	As Reported	Adjust	As Adjusted	As Reported	Adjust	53rd week	As Adjusted
		(1)(2)(3)			(1)(2)
Total Revenue	$2,644,630		$2,644,630	$2,580,195		$(51,059)	$2,529,136

Store operating income	344,786	—	344,786	337,146	—	(11,093)	326,053
General and administrative expenses	143,262	(5,634)	137,628	146,171	(6,863)	(1,370)	137,938
Impairment and store dispositions, net	—	—	—	—	—	—	—

Operating income	201,524	5,634	207,158	190,975	6,863	(9,723)	188,115
Interest Expense	35,742	—	35,742	44,687	—	(811)	43,876

Pretax income	165,782	5,634	171,416	146,288	6,863	(8,912)	144,239
Provision for income taxes	48,517	3,847	52,364	43,207	2,027	(2,632)	42,602

Net income	$117,265	$1,787	$119,052	$103,081	$4,836	$(6,280)	$101,637

Earnings per share – Basic	$4.95	$0.08	$5.02	$4.47	$0.21	$(0.27)	$4.41
Earnings per share – Diluted	$4.90	$0.07	$4.97	$4.40	$0.21	$(0.27)	$4.34

(1)	Charges and tax effects of the proxy contest concluded at the Company’s annual meeting of shareholders.
(2)	Severance, other charges and tax effects related to organizational changes.
(3)	Provision for taxes adjusted to exclude the $2.1 million prior year favorable effect of the retroactive reinstatement of the work opportunity tax credit.

ANNEX A

INFORMATION CONCERNING PARTICIPANTS

IN THE COMPANY’S SOLICITATION OF PROXIES

The following tables (“Director Nominees” and “Officers”) set forth the name and business address of our Director Nominees, and the name, present principal occupation and business address of our Officers who, under the rules of the SEC, are considered to be “participants” in our solicitation of proxies from our shareholders in connection with our Annual Meeting.

Director Nominees

The principal occupations of our Director Nominees who are considered “participants” in our solicitation are set forth under the section above titled “PROPOSAL 1: ELECTION OF DIRECTORS” of this proxy statement. The name and business addresses, and address of the organization of employment, of our Director Nominees are as follows:

Name	Business Address

Thomas H. Barr	Hailo Network USA, 1 Little West 12th Street, New York, New York, 10014

James W. Bradford	c/o Cracker Barrel Old Country Store, Inc., 305 Hartmann Drive, Lebanon, Tennessee 37087

Sandra B. Cochran	Cracker Barrel Old Country Store, Inc., 305 Hartmann Drive, Lebanon, Tennessee 37087

Glenn A. Davenport	G.A. Food Service, Inc. 12200 32nd Court North St. Petersburg, Florida 33716

Richard J. Dobkin	c/o Cracker Barrel Old Country Store, Inc., 305 Hartmann Drive, Lebanon, Tennessee 37087

Norman E. Johnson	c/o Cracker Barrel Old Country Store, Inc., 305 Hartmann Drive, Lebanon, Tennessee 37087

William W. McCarten	c/o Cracker Barrel Old Country Store, Inc., 305 Hartmann Drive, Lebanon, Tennessee 37087

Coleman H. Peterson	Hollis Enterprises, LLC, 44 Gull Point, Hilton Head Island, South Carolina 29928

Andrea M. Weiss	Retail Consulting, Inc., 27400 SR 44 East, Eustis, Florida 32736

Officers

The principal occupations of our Officers who are considered “participants” in our solicitation of proxies are set forth below. The principal occupation refers to such person’s position with the Company, and the business address for each person is Cracker Barrel Old Country Store, Inc., 305 Hartmann Drive, Lebanon, Tennessee 37087

Name	Principal Occupation

Lawrence E. Hyatt	Senior Vice President and Chief Financial Officer

Douglas E. Barber	Executive Vice President and Chief People Officer

Edward A. Greene	Senior Vice President—Strategic Initiatives

Nicholas V. Flanagan	Senior Vice President—Operations

Information Regarding Ownership of Company Securities by Participants

The number of shares of our common stock held by our Director Nominees and Officers as of September 25, 2013 is set forth under the “Stock Ownership of Certain Beneficial Owners and Management” section of this proxy statement.

Shares of our common stock owned of record by each of our Director Nominees and Officers are beneficially owned by such person.

Information Regarding Transactions in Target Securities by Participants

The following table sets forth information regarding purchases and sales of our securities by each of the participants listed above under “Directors and Nominees” and “Officers and Employees” during the past two years. Unless otherwise indicated, all transactions were in the public market or pursuant to our equity compensation plans and none of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Shares of Common Stock Purchased or Sold (09/25/11–09/25/13)

Name	Date	# of Shares	Transaction Description
Sandra B. Cochran	3/11/2012	(4,409)	Disposition—Surrender of shares for tax withholding
	8/3/2012	30,319	Acquisition—Award of restricted stock units
	8/3/2012	(10,949)	Disposition—Surrender of shares for tax withholding
	9/13/2012	18,585	Acquisition—Award of restricted stock units
	9/13/2012	(6,775)	Disposition—Surrender of shares for tax withholding
	9/20/2012	25,000	Acquisition—Stock option exercise
	9/20/2012	(9,234)	Disposition—Open market sale for cost of options
	9/20/2012	(5,747)	Disposition—Surrender of shares for tax withholding
	9/20/2012	37,442	Acquisition—Stock option exercise
	9/20/2012	(18,030)	Disposition—Open market sale for cost of options
	9/20/2012	(7,089)	Disposition—Surrender of shares for tax withholding
	7/30/2013	12,000	Acquisition—Award of restricted stock units
	9/20/2013	67,091	Acquisition—Award of restricted stock units
	9/20/2013	(28,145)	Disposition—Surrender of shares for tax withholding
	9/20/2013	18,352	Acquisition—Award of restricted stock units
	9/20/2013	7,699	Disposition—Surrender of shares for tax withholding

Lawrence E. Hyatt	9/13/2012	5,789	Acquisition—Award of restricted stock units
	9/13/2012	(1,532)	Disposition—Surrender of shares for tax withholding
	7/30/2013	3,000	Acquisition—Award of restricted stock units
	9/20/2013	19,494	Acquisition—Award of restricted stock units
	9/20/2013	(7,337)	Disposition—Surrender of shares for tax withholding
	9/20/2013	5,716	Acquisition—Award of restricted stock units
	9/20/2013	(2,398)	Disposition—Surrender of shares for tax withholding

Douglas E. Barber	10/12/2011	(3,307)	Disposition—Surrender of shares for tax withholding
	10/27/2011	(9,193)	Disposition—Open market sale
	11/7/2011	17,134	Acquisition—Stock option exercise (10b5-1 plan)
	11/7/2011	(17,134)	Disposition—Open market sale (10b5-1 plan)
	11/15/2011	14,263	Acquisition—Stock option exercise
	11/15/2011	(14,263)	Disposition—Open market sale
	8/3/2012	34,650	Acquisition—Award of restricted stock units
	8/3/2012	(11,042)	Disposition—Surrender of shares for tax withholding
	9/13/2012	10,835	Acquisition—Award of restricted stock units
	9/13/2012	(3,950)	Disposition—Surrender of shares for tax withholding
	9/20/2012	14,264	Acquisition—Stock option exercise
	9/20/2012	(14,264)	Disposition—Open market sale
	9/20/2012	(11,000)	Disposition—Open market sale
	9/20/2013	17,853	Acquisition—Award of restricted stock units
	9/20/2013	(6,595)	Disposition—Surrender of shares for tax withholding
	9/20/2013	10,699	Acquisition—Award of restricted stock units
	9/20/2013	(4,489)	Disposition—Surrender of shares for tax withholding
	9/24/2013	(16,000)	Disposition—Open market sale

Name	Date	# of Shares	Transaction Description
Edward A. Greene	10/12/2011	4,462	Acquisition—Stock option exercise
	10/12/2011	(4,462)	Disposition—Open market sale
	10/12/2011	(662)	Disposition—Surrender of shares for tax withholding
	2/22/2012	(200)	Disposition—Open market sale
	2/22/2012	(100)	Disposition—Open market sale
	2/22/2012	(100)	Disposition—Open market sale
	2/22/2012	(1,000)	Disposition—Open market sale
	2/24/2012	(1,000)	Disposition—Open market sale
	2/24/2012	(1,000)	Disposition—Open market sale
	2/28/2012	(3,000)	Disposition—Open market sale
	2/28/2012	(1,000)	Disposition—Open market sale
	2/28/2012	(1,000)	Disposition—Open market sale
	2/28/2012	(1,326)	Disposition—Open market sale
	7/30/2012	(2,241)	Disposition—Surrender of shares for tax withholding
	8/3/2012	9,024	Acquisition—Award of restricted stock units
	8/3/2012	(2,550)	Disposition—Surrender of shares for tax withholding
	9/13/2012	4,395	Acquisition—Award of restricted stock units
	9/13/2012	(1,602)	Disposition—Surrender of shares for tax withholding
	9/24/2012	3,715	Acquisition—Stock option exercise
	9/24/2012	(3,715)	Disposition—Open market sale
	9/26/2012	(8,803)	Disposition—Open market sale
	9/26/2012	144	Additional DRIP shares added to total holdings
	9/20/2013	8,632	Acquisition—Award of restricted stock units
	9/20/2013	(2,515)	Disposition—Surrender of shares for tax withholding
	9/20/2013	4,339	Acquisition—Award of restricted stock units
	9/20/2013	(1,821)	Disposition—Surrender of shares for tax withholding

Nicholas V. Flanagan	2/22/2012	(511)	Disposition—Open market sale
	2/24/2012	(600)	Disposition—Open market sale
	5/7/2012	10,000	Acquisition—Award of restricted stock units
	9/15/2012	(926)	Disposition—Surrender of shares for tax withholding
	9/27/2012	(1,500)	Disposition—Open market sale
	2/28/2013	(1,089)	Disposition—Open market sale
	9/20/2013	7,102	Acquisition—Award of restricted stock units
	9/20/2013	(2,229)	Disposition—Surrender of shares for tax withholding

Thomas H. Barr	11/15/2012	1,454	Acquisition—Award of restricted stock units
	11/15/2012	687	Acquisition—Award of restricted stock units

James W. Bradford	12/20/2011	1,728	Acquisition—Award of restricted stock units
	11/15/2012	2,505	Acquisition—Award of restricted stock units

Glenn A. Davenport	10/2/2012	1,000	Acquisition—Open market purchase
	10/10/2012	1,000	Acquisition—Open market purchase
	11/15/2012	1,454	Acquisition—Award of restricted stock units
	11/15/2012	687	Acquisition—Award of restricted stock units

Richard J. Dobkin	12/20/2011	1,728	Acquisition—Award of restricted stock units
	11/15/2012	1,454	Acquisition—Award of restricted stock units
	4/16/2013	373	Acquisition—Stock option exercise
	4/16/2013	(373)	Disposition—Open market sale
	4/16/2013	2,000	Acquisition—Stock option exercise
	4/16/2013	(2,000)	Disposition—Open market sale

Norman E. Johnson	11/15/2012	1,797	Acquisition—Award of restricted stock units

William M. McCarten	12/20/2011	1,728	Acquisition—Award of restricted stock units
	11/15/2012	1,454	Acquisition—Award of restricted stock units

Name	Date	# of Shares	Transaction Description
Martha M. Mitchell	12/20/2011	1,728	Acquisition—Award of restricted stock units
	2/22/2012	8,312	Acquisition—Stock option exercise
	2/22/2012	(8,312)	Disposition—Open market sale
	2/22/2012	2,000	Acquisition—Stock option exercise
	2/22/2012	(2,000)	Disposition—Open market sale
	11/15/2012	1,454	Acquisition—Award of restricted stock units
	4/11/2013	5,000	Acquisition—Stock option exercise
	4/11/2013	(5,000)	Disposition—Open market sale

Coleman H. Peterson	12/20/2011	1,728	Acquisition—Award of restricted stock units
	11/15/2012	1,454	Acquisition—Award of restricted stock units

Andrea M. Weiss	12/20/2011	1,728	Acquisition—Award of restricted stock units
	11/15/2012	1,454	Acquisition—Award of restricted stock units
	3/8/2013	5,000	Acquisition—Stock option exercise
	3/8/2013	(5,000)	Disposition—Open market sale
	3/8/2013	2,000	Acquisition—Stock option exercise
	3/8/2013	(2,000)	Disposition—Open market sale

Miscellaneous Information Concerning Participants

Other than as set forth in this Annex A or the proxy statement, none of the participants or their associates (i) beneficially owns, directly or indirectly, any shares or other securities of the Company or any of our subsidiaries or (ii) has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting. In addition, neither we nor any of the participants listed above has been within the past year a party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies. Other than as set forth in this Annex A or this proxy statement, neither we nor any of the participants or any of their associates has any arrangements or understandings with any person with respect to any future employment by us or our affiliates or with respect to any future transactions to which we or any of our affiliates will or may be a party.

Other than as set forth in this Annex A or the proxy statement, neither we nor any of the participants listed above or any of their associates have or will have (i) any arrangements or understandings with any person with respect to any future employment by us or our affiliates or with respect to any future transactions to which we or any of our affiliates will or may be a party or (ii) a direct or indirect material interest in any transaction or series of similar transactions since the beginning of our last fiscal year or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party in which the amount involved exceeds $120,000.

Directions to the Annual Meeting

Take I-40 West from Knoxville, Tennessee or I-40 East from Nashville, Tennessee.

Take the Hartmann Drive exit, Exit 236, and proceed North on Hartmann Drive.

Go North on Hartmann Drive approximately 2.6 miles.

Turn right at the traffic light into the Cracker Barrel campus.

Proceed as indicated by signs to the Operations Services Building 4.

PRELIMINARY COPY—SUBJECT TO COMPLETION

VOTE BY INTERNET - www.proxyvote.com
CRACKER BARREL OLD COUNTRY STORE, INC. 305 HARTMANN DRIVE LEBANON, TN 37088-0787

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M49834-P30315                 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CRACKER BARREL OLD COUNTRY STORE, INC.				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:
1.	Election of Directors			☐	☐	☐
Nominees:
	01)	Thomas H. Barr	06) Norman E. Johnson
	02)	James W. Bradford	07) William W. McCarten
	03)	Sandra B. Cochran	08) Coleman H. Peterson
	04)	Glenn A. Davenport	09) Andrea M. Weiss
	05)	Richard J. Dobkin
The Board of Directors recommends that you vote FOR the following proposals:
									For	Against	Abstain
2.	TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY STATEMENT THAT ACCOMPANIES THIS NOTICE;								☐	☐	☐
3.	TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2014 FISCAL YEAR;								☐	☐	☐
4.	TO CONSIDER AND VOTE UPON A SHAREHOLDER PROPOSAL SUPPORTING CERTAIN ANIMAL WELFARE POLICIES OF THE COMPANY; AND								☐	☐	☐
6.	TO CONDUCT OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING.
The Board of Directors recommends that you vote AGAINST the following proposals:
5.

AN ADVISORY VOTE REGARDING A PROPOSAL PUBLICLY MADE BY AFFILIATES OF BIGLARI HOLDINGS REQUESTING THAT THE BOARD DECLARE AND THE COMPANY PAY A SPECIAL CASH DIVIDEND OF $20.00 PER SHARE TO ALL SHAREHOLDERS

									☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.						☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Contest Letter are available at www.proxyvote.com.

M49835-P30315

CRACKER BARREL OLD COUNTRY STORE, INC.
Proxy Solicited by and on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on Wednesday, November 13, 2013.

The shareholder(s) whose signature(s) appear(s) on the reverse side of this proxy form hereby appoint(s) Sandra B. Cochran, James W. Bradford, and Michael J. Zylstra, and each of them, as proxies, with full power of substitution, to vote all shares that the shareholder(s) would be entitled to vote on all matters that may properly come before the Annual Meeting of Shareholders of Cracker Barrel Old Country Store, Inc. (the “Company”) to be held at the Company’s offices, located at 305 Hartmann Drive, Lebanon, Tennessee, on Wednesday, November 13, 2013, at 10:00 a.m., Central Time.

The proxies shall vote subject to the directions indicated on the reverse side of this card, and proxies are authorized to vote in their discretion upon other business as may properly come before the meeting.

The proxies will vote as the Board of Directors recommends where a choice is not specified. The shares will be voted in accordance with your instructions. If no choice is specified, shares will be voted FOR all Board of Directors nominees in the election of directors; FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers; FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2014 fiscal year; FOR the shareholder proposal supporting certain animal welfare policies of the Company, if properly presented; AGAINST an advisory vote regarding a proposal publicly made by affiliates of Biglari Holdings requesting that the Board declare and the Company pay a special cash dividend of $20.00 per share to all shareholders; and according to the discretion of the proxy holders on any other matters that may properly come before the Annual Meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) [Please sign and date this Proxy.]